     As filed with the Securities and Exchange Commission on January 27, 1998

                                                Registration No. 333-__________
_______________________________________________________________________________

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington D. C. 20549
                            ______________________

                                   FORM S-1

                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                            ______________________

                            LASER PHOTONICS, INC.
                            ______________________

              (Exact name of registrant as specified in its charter)

  Delaware                           3845                     59-2058100
-------------------              -------------                ----------
(State or other                (Primary Standard           (I.R.S. Employer
jurisdiction of           Industrial Classification      Identification Number)
incorporation or                 Code Number)
organization)
                              6865 Flanders Drive
                                    Suite G
                          San Diego, California 92121
                                 (619) 455-7030

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Raymond A. Hartman
                            Chief Executive Officer
                             Laser Photonics, Inc.
                              6865 Flanders Drive
                                    Suite G
                          San Diego, California 92121
                                (619) 455-7030

                 (Name and address, including zip code, and telephone
                  number, including area code, of agent for service)

                                   Copies to:

                              Matthias & Berg LLP
                          Attn: Jeffrey P. Berg, Esq.
                            1990 South Bundy Drive
                                   Suite 790
                         Los Angeles, California 90025
                             Phone: (310) 820-0083
                             Fax:   (310) 820-8313


                             _______________________

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after the effective date of this Registration Statement
                              ______________________

     If any of the securities being registered on this Form are to be offered on a delayed basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
                              _______________________

                          CALCULATION OF REGISTRATION FEE

Title of Each Class of         Amount to be    Proposed Maximum      Proposed       Amount of
Securities to be Registered    Registered(1)   Offering Price (1)    Maximum        Registration
                                                                     Aggregate      Fee
                                                                     Offering
                                                                     Price(1)
Common Stock, par value
$0.01 per share                  679,500           $1.25(2)         $  849,375      $  250.57

Common Stock, par value
$0.01 per share                1,500,000           $4.00(2)         $6,000,000      $1,770.00

Common Stock, par value
$0.01 per share                  800,000           $2.70(2)         $2,159,708      $  637.11

Shares of Common Stock
underlying Warrants              900,000           $4.00(3)         $3,600,000      $1,062.00

Total                          3,879,500                           $12,609,083      $3,719.68





__________________________________

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) This amount is based upon the per share purchase price of the shares from the Company.
(3) This amount is based on the per share exercise price of the Warrants related to these shares.


(REGISTRATION STATEMENT COVER PAGE CONTINUED)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                            LASER PHOTONICS, INC.

                            CROSS REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulation S-K.

                Showing Location in the Prospectus of Information
                Required by Items 1 through 12, Part I, of Form S-1



Registration Statement Item Number
and Caption                              Location in Prospectus
----------------------------------       ----------------------

1.  Forepart of the Registration
     Statements and Outside Front
     Cover Page of Prospectus........    Outside Front Cover Page of Prospectus

2.  Inside Front and Outside Back
     Cover Pages of Prospectus.......    Inside Front and Outside Back Cover
                                         Pages of Prospectus; Additional
                                         Information

3.  Summary Information, Risk
     Factors and Ratio of Earnings
     to Fixed Charges................    Prospectus Summary; Risk Factors;
                                         Selected Financial Data

4.  Use of Proceeds..................    Use of Proceeds; Selling Stockholders
                                         and Plan of Distribution

5.  Determination of Offering Price..    Plan of Distribution

6.  Dilution.........................    Not Applicable

7.  Selling Security Holders.........    Outside Front Cover Page of Prospectus;
                                         Selling Stockholders and Plan of
                                         Distribution

8.  Plan of Distribution.............    Outside Front Cover Page of Prospectus;
                                         Selling  Stockholders and Plan of
                                         Distribution

9. Description of Securities to
    Be Registered....................    Outside Front Cover Page of Prospectus;
                                         Dividend Policy; Shares Eligible for
                                         Future Sale; Principal Stockholders;
                                         Selling Stockholders and Plan of
                                         Distribution; Description of Securities

10. Interests of Named Experts and
     Counsel.........................    Legal Matters

11.  Information with Respect to
      the Registrant.................    Outside Front Cover Page of Prospectus;
                                         Prospectus Summary;  Risk Factors;
                                         Dividend Policy; Capitalization;
                                         Selected Financial Data; Management's
                                         Discussion and Analysis of Financial
                                         Condition and Results of Operations;
                                         Business; Management; Compensation of
                                         Executive Officers and Directors;
                                         Certain Relationships and Related
                                         Transactions; Shares Eligible for
                                         Future Sale; Financial Statements

12. Disclosure of Commission
     Position on Indemnification
     for Securities Act Liabilities..    Not Applicable

                        LASER PHOTONICS, INC.

                          3,879,500 SHARES
                            COMMON STOCK

                  OFFERED BY SELLING STOCKHOLDERS

     This Prospectus relates to 3,879,500 shares (the "Shares") of common stock, par value $0.01 (the "Common Stock") of Laser Photonics, Inc., a Delaware corporation (the "Company") to be offered (the "Offering") for the account of certain selling stockholders (the "Selling Stockholders") of the Company. The 3,879,500 shares include 2,979,500 shares of Common Stock currently issued in the name of the Selling Stockholders and 900,000 shares of Common Stock underlying certain warrants (the "Warrants") issued in the name of certain of the Selling Stockholders. The Selling Stockholders directly, through agents designated from time to time, or through brokers, dealers, or through underwriters to be designated, may sell the shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. To the extent required by applicable law, the specific shares to be sold, the terms of the offering, including price, the names of any agent, dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular sale will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders and Plan of Distribution."

     The Company will receive none of the proceeds from the sale of these Shares. However, the Company may receive gross proceeds of up to $3,600,000 upon the exercise of the Warrants, if at all. The Selling Stockholders and any broker-dealer, agents or underwriters that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended ("Securities Act") and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has paid all of the costs of the Offering with respect to the Shares to be offered by the Selling Stockholders. See "Use of Proceeds" and "Selling Stockholders and Plan of Distribution."

     The Company's Common Stock is currently listed for trading in the Over-the-Counter Market under the symbol "LSPT." On January 23, 1998, the market price for the Common Stock in the Over-the-Counter Market was approximately $3.50 per share. See "Price Range of Common Stock."

     THESE SECURITIES ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF
            RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC
            OFFERING PRICE.  PROSPECTIVE INVESTORS SHOULD CAREFULLY
 CONSIDER THE SECTION ENTITLED "RISK FACTORS" (AT PAGE 6 OF THIS PROSPECTUS)
                   CONCERNING THE COMPANY AND THIS OFFERING.
                         ________________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                    THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is        , 1998.

              SUBJECT TO COMPLETION DATED JANUARY 27, 1998

THIS PRELIMINARY PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. UNDER NO CIRCUMSTANCES SHALL THIS PRELIMINARY PROSPECTUS CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES, IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.

     This Prospectus may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Forward-looking statements in this Prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission (the "Commission"), reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to, the risks set forth herein, each of which could adversely affect the Company's business and the accuracy of the forward-looking statements contained herein.

                           PROSPECTUS SUMMARY

     The following is a summary of certain information in this Prospectus. This summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The Shares offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under the heading "Risk Factors."

                              THE COMPANY

     Laser Photonics, Inc., a Delaware corporation organized in 1980, (the "Company"), through its 76% owned AccuLase, Inc. subsidiary acquired in May of 1995, is engaged in the development of proprietary excimer laser and fiberoptic equipment and techniques directed initially toward the treatment of coronary heart disease, as well as other medical and commercial applications.

     The Company also designs, develops, manufactures and markets solid-state, diode and gas laser systems and accessories for use in both "Medical" and "Scientific" applications.

     On May 22, 1995, the Company emerged from reorganization under Chapter
11 of the Federal Bankruptcy Act, and became a 75% owned subsidiary of Helionetics, Inc., of Van Nuys, California. Additionally, as part of the plan of reorganization, the Company acquired approximately 76% of the outstanding stock of AccuLase, Inc. ("AccuLase"), a development stage company.

     The Company's assets are shared by its medical and scientific product lines.

     The Company's strategy is to apply its extensive solid-state and excimer laser expertise to develop a broad base of laser products focused on medical, commercial and scientific applications. The Company believes that solid-state and excimer laser technology provides the basis for reliable cost effective systems that will increasingly be used in connection with less invasive, less traumatic surgical procedures.

     AccuLase was founded in 1985 for the purpose of commercializing products that utilize its proprietary excimer laser and fiberoptic technologies. AccuLase has focused primarily on the development of medical products for the treatment of coronary heart disease. Three products have been under development, one being an excimer laser system for performing transmyocardial revascularization (TMR), a procedure that creates new channels for blood to flow to ischemic, or oxygen-starved, heart muscle, an excimer laser angioplasty system for removing atherosclerotic blockages from coronary arteries and an excimer laser system to treat psoriasis.

     The Company's scientific products are sold into niche markets for use principally in applications such as spectroscopy, calibration, alignment, and ultra-fast event measurement by universities, government, and private industry research labs.

     The Company manufactures and markets scientific products based on a wide range of technologies which include: nitrogen laser systems, nitrogen pumped dye laser systems, solid state mid infrared laser systems, CO2 laser systems, as well as laser diodes and laser diode spectrometers.

     The Company's principal executive offices are located at 6865 Flanders Drive, Suite G, San Diego, California 92121, (619) 455-7030.

                                THE OFFERING

Securities Offered by the
 Selling Stockholders...............      3,879,500 Shares of Common Stock to
                                          be offered, including 2,979,500 shares
                                          issued in the name of the Selling
                                          Stockholders and 900,000 shares
                                          which may be issued upon the
                                          exercise of the Warrants for the
                                          account of certain Selling
                                          Stockholders. See "Description of
                                          Securities" and "Selling
                                          Stockholders and Plan of
                                          Distribution."

Common Stock Outstanding(1):
 Before the Offering..........            9,246,095 shares
 After the Offering...........            9,246,095 shares (2)

Use of Proceeds................           The Company will receive none of the
                                          proceeds from the sale of the Shares
                                          offered hereby for the benefit of the
                                          Selling Stockholders.  However, the
                                          Company may receive up to a maximum
                                          of $3,600,000 of gross proceeds
                                          from the exercise of the Warrants,
                                          if at all.  The Company intends to
                                          use the net proceeds of this
                                          Offering received from the exercise
                                          of the Warrants for working capital
                                          and general corporate purposes.
                                          See "Use of Proceeds" and "Selling
                                          Stockholders and Plan of
                                          Distribution."

Risk Factors and Dilution.....            The securities offered hereby are
                                          highly speculative and involve a high
                                          degree of risk. These factors include,
                                          but are not limited to risks related
                                          to the Company's historical lack of
                                          profitability, legislative and
                                          regulatory  restrictions impacting the
                                          Company's business operations and
                                          industry and the market for the
                                          securities offered hereby. An
                                          investment in these securities
                                          should be made only by investors
                                          who can afford the loss of their
                                          entire investment.  See "Risk
                                          Factors."

Over-the-Counter Market
 Symbol

 Common Stock..................           LPST
__________________________

     (1) Does not include shares of Common Stock that are reserved for issuance pursuant to certain stock option plans of the Company and certain other options of the Company. See "Price Range of Common Stock," "Management - Stock Option Plans," "Certain Relationships and Related Transactions" and "Description of Securities."

     (2) Does not give effect to 900,000 shares of Common Stock which may be issued upon the exercise of the Warrants. See "Selling Stockholders and Plan of Distribution" and "Description of Securities."

                        SUMMARY FINANCIAL INFORMATION
                  (In Thousands, except for Per Share Data)

     The Summary Financial Information set forth below should be read in conjunction with the audited and unaudited financial statements included elsewhere herein:


                                                                                              NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                       -----------------------------------------------------  -----------------
                                                                   1/1-5/22 5/23-12/31
                                       1992(1)   1993(1)    1994    1995(2)   1995(2)   1996      1996    1997
                                       -------   -------    ----    -------   -------   ----      ----    ----
STATEMENT OF OPERATIONS DATA
    Net sales                           8,503     6,090    5,715      1,242     1,408    2,901     2,162   2,341
    Net income (loss)                  (3,663)   (3,718)  (2,234)     4,839(3) (2,124)  (5,358)   (2,488) (1,765)

    Net income (loss) per
      common share                      (0.68)    (0.58)   (0.35)      0.77     (0.42)   (0.95)    (0.46)  (0.28)

    Weighted average
     common shares
     outstanding(4)                     5,351     6,361    6,312      6,312     5,000    5,620     5,409   6,253


                                                           DECEMBER 31,
                                       ------------------------------------------------------
                                                                      5/22      12/31              SEPTEMBER 30, 1997
                                       1992(1)   1993(1)    1994     1995(2)   1995(2)    1996   ACTUAL  AS ADJUSTED(5)
                                       -------   -------    ----     -------   -------    ----   ------  -------------

BALANCE SHEET DATA

   Working capital (deficit)            1,759    (1,823)     960        (99)     (610)  (1,728)  (1,054)     456

   Total assets                        10,634     4,511    2,144      1,715     5,796    3,195    3,062    8,572

   Liabilities subject
    to compromise                       -----     -----    7,930      7,564     -----    -----    -----   ------

   Long-term debt, deferred revenue
    and capital lease obligations       6,709     3,872    -----      -----       867      283    2,806      646

   Total stockholders'
     equity (deficit)                  (1,398)   (4,409)  (6,643)    (7,404)      686   (2,090)  (2,474)   5,195

____________________
(FOOTNOTES ARE ON FOLLOWING PAGE)

(FOOTNOTES FROM PREVIOUS PAGE)


(1) These amounts have been derived from certain unaudited financial statements of the Company.

(2) In connection with the confirmation of the Bankruptcy Plan on May 22, 1995, the Company was required to adopt fresh start reporting as of May 23, 1995 since the reorganization value (approximate fair value at the date of reorganization) was less than the total of all postpetition liabilities and allowed claims, and holders of existing voting shares before May 23, 1995 received less than 50% of the voting shares of the emerging entity. Accordingly, the statement of operations for the period ended May 22, 1995 reflects the effects of the forgiveness of debt resulting from the confirmation of the Bankruptcy Plan and the effects of the adjustments to restate assets and liabilities to reflect the reorganization value. In addition, the accumulated deficit of the Company was eliminated and its capital structure was recast in conformity with the Bankruptcy Plan. As such, the consolidated financial statements of the Company as of December 31, 1995 and 1996 and for the period from May 23, 1995 to December 31, 1995, and from January 1, 1996 to December 31, 1996, reflect that of Company on and after May 23, 1995, which, in effect, is a new entity for financial reporting purposes with assets, liabilities, and a capital structure having carrying values not comparable with prior periods. The consolidated balance sheet as of December 31, 1994 and the accompanying consolidated financial statements for the period from January 1, 1995 to May 22, 1995 and the year ended December 31, 1994 reflect that of the Company prior to May 23, 1995.

(3)  Includes an extraordinary gain of $5,768,405.

(4) Common Stock equivalents and convertible issues are antidilutive and, therefore, are not included in the weighted shares outstanding during the years the Company incurred net losses.

(5) PRO FORMA to give effect to: (i) the sale of 1,600,000 shares of Common Stock subsequent to September 30, 1997, (ii) the application of the net proceeds therefrom estimated at approximately $5,510,000 and (iii) the issuance of 800,000 shares to purchase a note payable by AccuLase, Inc., a subsidiary of the Company ("AccuLase") in the amount of $2,159,708. See "Use of Proceeds," "Capitalization" and "Description of Securities."

                          RISK FACTORS

  THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. AN INVESTMENT IN THESE SECURITIES SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN ADDITION TO THE FACTORS SET FORTH ELSEWHERE IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL CONSIDERATION TO THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

  THIS PROSPECTUS MAY BE DEEMED TO CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE REFORM ACT. FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS OR HEREAFTER INCLUDED IN OTHER PUBLICLY AVAILABLE DOCUMENTS FILED WITH THE COMMISSION, REPORTS TO THE COMPANY'S STOCKHOLDERS AND OTHER PUBLICLY AVAILABLE STATEMENTS ISSUED OR RELEASED BY THE COMPANY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS TO DIFFER FROM THE FUTURE RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FUTURE RESULTS ARE BASED UPON MANAGEMENT'S BEST ESTIMATES BASED UPON CURRENT CONDITIONS AND THE MOST RECENT RESULTS OF OPERATIONS. THESE RISKS INCLUDE, BUT ARE NOT LIMITED TO, RISKS SET FORTH HEREIN, EACH OF WHICH COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS AND THE ACCURACY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

  LACK OF PROFITABILITY AND HISTORY OF LOSSES; BANKRUPTCY PROCEEDING. The Company historically has incurred significant net losses from operations. On May 13, 1994, the Company filed a voluntary petition of reorganization (the "Bankruptcy Proceeding") with the United States Bankruptcy Court for the Middle District of Florida (the "Bankruptcy Court") pursuant to Chapter 11 of the United States Bankruptcy Code. During the pendency of the Bankruptcy Proceeding, the Company conducted its business operations as a debtor-in-possession, subject to the jurisdiction of the Bankruptcy Court.
On May 22, 1995, the Bankruptcy Court confirmed the Company's Third Plan of Reorganization (the "Bankruptcy Plan"). As of September 30, 1997, the Company had an accumulated deficit of $9,246,755. The Company expects to continue to incur significant operating losses over at least the following two years as it continues to devote significant financial resources to product development activities and as the Company expands its operations. In order to achieve profitability, the Company will have to manufacture and market products which are accepted on a widespread commercial basis. There can be no assurances that the Company will manufacture or market any products successfully, operate profitably in the future, or that Company will not require significant additional financing in order to accomplish the Company's current business plan. See "Use of Proceeds," "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Business" and "Financial Statements."

  NEED FOR ADDITIONAL FINANCING. Management of the Company has included an explanatory footnote in the Company's financial statements to the effect that there is doubt about the Company's ability to continue as a going concern because of the magnitude of its losses since emerging from the Bankruptcy Proceeding and the Company's existence is dependent upon its ability to raise substantial capital, to increase sales and to improve operations significantly. The Company has historically financed its operations significantly through the private placement of equity and debt securities. The Company has significant debt obligations which will require additional financing in order to repay in full. The Company will not receive any of the proceeds from this Offering, except to the extent any of the Selling Stockholders exercise the Warrants which relate to certain of the shares of Common Stock which are the subject of this Prospectus. The Company continues to require such financing in order to accomplish the Company's current business plan. The Company believes that the Company has sufficient capital to finance the Company's operations and continued development of the Company's products for a period of at least thirteen (13) months following the date of this Prospectus, based on the Company's current business plan. However, there can be no assurance that the Company will be able to generate sufficient revenues prior to such date or at all, or that the Company will not require additional financing at or prior to such date in order to continue operations and product development. There can be no assurances that any additional sources of financing will be available on terms favorable to the Company, or at all, or that the business of the Company will ever achieve profitable operations. Further, any additional financing may be senior to the Company's Common Stock or result in significant dilution to the holders of the Common Stock. In the event the Company does not receive any such financing or generate profitable operations, management may have to suspend or discontinue its business activity or certain components thereof in its present form or cease operations altogether. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -Liquidity and Capital
Resources" and "Financial Statements."

  CONSENT DECREE. In 1996, the Company entered into a consent decree with the Commission where it neither admitted or denied alleged securities law violations in 1992 and early 1993 under prior management, but consented to the issuance of an injunction against any future violation. The alleged events occurred prior to the Company's Chapter 11 Reorganization and involves events which occurred prior to the change in the Company's management and Directors. There can be no assurance that the Consent Decree will not have an adverse effect on the Company's ability to conduct financings in the future. See "Business - Litigation."

  ASSETS ENCUMBERED; POTENTIAL LITIGATION. Substantially all of the Company's assets are encumbered by liens granted in favor of certain of the Company's creditors. As a result of the chronic lack of working capital of the Company, the Company is in arrears on a number of obligations to third parties. One party has filed security interests on certain of the assets of the Company under the Uniform Commercial Code. In the event that any of such parties should execute on their security interests or such assets should be seized, the Company could be materially adversely affected. In the event the Company should become party to any litigation relating to these obligations, the costs of defending against such claims could be substantial, and the Company could be materially adversely affected.

  INSUFFICIENT AUTHORIZED CAPITAL; POTENTIAL FORCED REDEMPTION; RESTRICTIONS ON RAISING ADDITIONAL CAPITAL. The Company's Certificate of Incorporation currently authorizes the issuance of up to 10,000,000 shares of Common Stock. As of the date of this Prospectus, the Company has 9,246,095 shares of Common Stock issued and outstanding. As a result, there not sufficient authorized shares of Common Stock to be issued in the event of the exercise of all of the currently issued and outstanding exercisable options and Warrants of the Company. The Company has agreed, on a best efforts basis, to increase the authorized capital of the Company to be able to issue the shares of Common Stock underlying the 900,000 Warrants on or before four (4) months following November 27, 1997, or the holders of the Warrants may be entitled to require the Company to redeem up to 1,500,000 shares of Common Stock acquired on November 27, 1997 for a gross purchase of $6,000,000. The Company will require the consent of the Company's stockholders to adopt an amendment to the Company's Certificate of Incorporation in order to increase the authorized capitalization. There can be no assurances that the Company will be able to comply with this obligation in a timely manner, and if not, the Company may be obligated to redeem the 1,500,000 shares. The Company does not have sufficient resources to pay for such redemption, and any obligation to do so would have a material adverse effect on the Company's financial condition. Further, the limited authorized capitalization of the Company severely restricts the Company's ability to raise capital through the issuance of the Company's securities, and the Company may be unable to raise necessary financing in the event that the Company does not increase the authorized capitalization. See "Description of Securities."

  TECHNOLOGICAL UNCERTAINTY; NO ASSURANCE OF REGULATORY APPROVALS. Certain of the Company's laser products will require significant clinical testing and regulatory clearances prior to the Company's ability to market such products for medical use. The proposed development of these products is subject to the risks of failure in the development of devices and procedures based on innovative technologies. These risks include the possibilities that the Company's laser and/or delivery system or the medical treatments they embody, will be found to be ineffective, or otherwise fail to receive necessary regulatory clearances, or uneconomical to market. Accordingly, management is unable to predict whether its development activities will result in any commercially viable products or applications. There can be no assurance that proposed products will prove to be safe or effective or receive regulatory approvals that are required for commercial sale.

  NEED TO DEVELOP, AND POTENTIAL OBSOLESCENCE OF, NEW PRODUCTS. The Company is engaged in the business of developing new products and technologies for the laser industry. Certain of the Company's lasers are marketable for non-medical uses and certain lasers need to complete clinical testing and obtain regulatory approval for medical uses. No assurance can be given that the Company will be able to complete such testing or obtain such approvals. The markets for the Company's products are characterized by rapidly changing technology, frequent new product introductions and price erosion. Accordingly, the Company believes its future prospects depend on its ability not only to enhance and successfully market its products, but also to develop and introduce new products in a timely fashion that achieve market acceptance. There can be no assurance that the Company will be able to identify, design, develop, market or support such products successfully or that the Company will be able to respond effectively to technological changes or product announcements by competitors. Delays in new product introductions or product enhancements, or the introduction of unsuccessful products, could have a material adverse effect on the Company. No assurance can be given that technologies developed by others will not render any product developed by the Company obsolete, or otherwise significantly diminish the value of the Company's products, or that there will still be a market for such product by the time such product is ready for commercialization. If the Company does not develop a market for the Company's products at a time when a market window for such a product is still open, there would be a material adverse effect on the Company's financial position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

  RISK OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS.   The Company's growth
will depend on the Company's ability to identify, develop and successfully market its products. The laser industry is populated by many companies of various sizes and types and are characterized by constant and rapid technological and other change, innovation and new discoveries, which make conducting such a business more difficult. The identification of specific market needs is seldom made by any one company alone, and no assurance can be given that there are not many other laser companies actively engaged in developing products designed to solve the needs identified by the Company or that one or more such companies could not develop a product which has the effect of capturing the market which has been targeted by management of the Company for its products or making obsolete a product or technology developed by the Company. There can be no assurance that any products which may be developed by the Company, if at all, will meet any specific needs then existing in the market or that such products will obtain commercial acceptance in the market. See "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."

  DIFFICULTY OF MARKETING THE COMPANY'S PRODUCTS. The Company faces a number of obstacles to the successful marketing of certain of its products and certain of its products which are ready for marketing, but which have not been successfully marketed as of the date of this Prospectus. No assurance can be given that the markets currently projected by the Company for such products will exist, or if it does, that the products using the Company's technologies will achieve acceptance in the market. Even in the event that the Company's products find a level of market acceptance, there can be no assurance that the sale of such products will generate significant revenue for or result in profitability to the Company. The Company may face a formidable task in marketing such products in the face of efforts by other companies to market their own products, even if such companies' products do not, in the opinion of management of the Company, perform as effectively or efficiently as the Company's products. Further, no assurance can be given that any market share which may be achieved by the Company will not be overtaken by products manufactured by other companies possessing far greater technical and financial resources. See "Business--Products;--Competition."

  DEPENDENCE ON THIRD PARTIES FOR RESEARCH, DEVELOPMENT, MANUFACTURE AND MARKETING OF PRODUCTS AND RISKS OF ACCESS TO ALTERNATIVE SOURCES AND DELAYS. The Company does not have sufficient financial resources, by itself, to conduct human clinical trials and the other research and development necessary to commercialize the application of the laser and delivery system to cardiovascular and vascular applications for medical use. The Company has entered into an agreement (the "Baxter Agreement") with Baxter Healthcare Corporation, a subsidiary of Baxter International, Inc. ("Baxter"), pursuant to which Baxter has agreed to provide certain limited commitments to fund research, development and marketing of the Company's laser technology for cardiovascular and vascular applications. However, Baxter may terminate any such commitment pursuant to the Baxter Agreement and cease further funding at any time, and likely will do so if research and clinical results make the Company's laser and delivery system look less attractive. The Company may rely on outside parties for the research, development and marketing of its products. There can be no assurance that these third parties will be willing or able to meet the Company's product needs in a satisfactory and timely manner. Although the Company believes that these third parties would have an economic incentive to provide such assistance for the Company, the amount and timing of resources to be devoted to these activities are not within the control of the Company, and there can be no assurance that manufacturing and marketing problems will not occur in the future.

  Production of the Company's lasers requires specific component parts used in the assembly of lasers from certain suppliers. In the event that such suppliers cannot meet the Company's needs, the Company believes that alternative suppliers could be found. However, a change in suppliers or any significant delay in the Company's ability to have access to such resources would have a material adverse effect on the Company's delivery schedules, business, operating results and financial condition.

  There can be no assurance that the Company will be able to enter into agreements with additional third parties to develop or market the Company's products, or that, if it is able to enter into such agreements, that those agreements will be on terms favorable to the Company. Different specifications of such third parties for marketing products may require the Company to generate a new design for each such third party, and may cause additional delays and may cause the Company to incur substantial additional costs.
Product positioning and market acceptance may be adversely affected by such delays, particularly if competitors introduce improved or superior products during such period.

  The Company maintains limited manufacturing facilities and will need to expand such facilities to effectively manufacture its products on a profitable basis. Although certain members of the Company's management have manufacturing experience, the expansion of the Company's manufacturing facilities and capabilities will subject the Company to numerous risks, including unanticipated technological problems or delays. Such expansion will also require additional sources of capital, which may not be available on commercially reasonable terms, if at all. In the event that the Company is unable to expand its manufacturing facilities and capabilities, the Company may be required to enter into arrangements with others for the manufacture and packaging of its proposed products. There can be no assurance that the Company will be able to enter into any such arrangements on commercially reasonable terms, or at all, or that the Company will ever be able to establish the capability to manufacture its products on a commercial basis, in which case the Company's business, results of operations and financial condition would be materially adversely affected.

  In addition, there can be no assurance that either the Company, Baxter or any future prospective corporate partners, will be able to successfully introduce the laser and delivery system so that it will achieve acceptance by patients, health care providers and insurance companies, or that it can be manufactured and marketed at prices that would permit the Company to operate profitably.

  DEPENDENCE ON THE BAXTER AGREEMENT. As of the date of this Prospectus, the Company has entered into a contract with Baxter Healthcare Corporation ("Baxter") which has the potential for generating revenue from the sale or license of the Company's excimer laser products for certain uses. If the Company is unable to meet its obligations under the Baxter Agreement, or if the Baxter Agreement is terminated for any reason, there could be a material adverse effect on the Company's financial condition, and the Company may be compelled to curtail or cease business operations altogether. See "Business--Baxter Agreement."

  DEPENDENCE ON EFFECTIVE PRODUCT DEVELOPMENT. In order to compete successfully in the future, the Company will continuously need to develop higher performance versions of lasers, and will also need to develop future generations of products. Certain of the Company's future products will require significant additional research and development prior to their commercialization. The nature of the Company's research and development activities is inherently complex, precluding definitive statements as to the time required and costs involved in reaching certain objectives. Consequently, actual research and development costs and estimated time frames may require extension. Any delays or additional research costs could require the raising of funds and therefore could have a material adverse effect on the Company's business and results of operations. There can be no assurance that any potential products will be capable of being produced in commercial quantities on a timely basis at acceptable costs or be successfully marketed, or that the Company will be able to obtain such additional financing on terms favorable to the Company, or at all. See "Business."

  UNCERTAINTY RELATED TO THIRD-PARTY REIMBURSEMENT. In the United States, health care providers, including hospitals and physicians, that purchase devices with medical applications for treatment of their patients, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or a part of the costs and fees associated with the procedures performed using these devices. The Company's ultimate success will be dependent upon, among other things, the ability of health care providers to obtain satisfactory reimbursement from third-party payors for medical procedures in which the laser and delivery system products are used. Third-party payors may deny reimbursement if they determine that a prescribed device has not received appropriate regulatory clearances or approvals, is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. If FDA clearance or approval is received, third-party reimbursement would also depend upon decisions by Health Care Financing Administration ("HCFA") for Medicare, as well as by individual health maintenance organizations, private insurers and other payors.

  Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that control reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government managed systems. There can be no assurance that reimbursement for the Company's products will be available in the United States or in international markets under either government or private reimbursement systems, or that physicians will support and advocate reimbursement for procedures using the Company's products. Failure by hospitals and other users of the Company's products to obtain reimbursement from third-party payors, or changes in government and private third-party payors' policies toward reimbursement for procedures employing the Company's products, would have a material adverse effect on the Company's ultimate business prospects.
Moreover, management is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have.

  UNCERTAINTY RELATED TO HEALTH CARE REFORM. Political, economic and regulatory influences are subjecting the health care industry in the United States to a fundamental change. Management anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative health care delivery and payment systems. Potential approaches that have been considered include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls and other fundamental changes to the health care delivery system. Legislative debate is expected to continue in the future, and market forces are expected to demand reduced costs. Management cannot predict what impact the adoption of any federal or state health care reform measures, future private sector reform or market forces may have on its business.

  PRODUCT DEFECTS; LIMITS OF PRODUCT LIABILITY INSURANCE. One or more of the Company's products may be found to be defective after the Company has already shipped in volume, requiring a product replacement which might cure such defect. Product returns and the potential need to remedy defects or provide replacement products or parts could impose substantial costs to the Company and have a material adverse effect on the Company. The clinical testing, manufacturing and marketing of the Company's devices and procedures may expose the Company to product liability claims. The Company maintains liability insurance with coverage limits of $1,000,000 per occurrence and $2,000,000 in the annual aggregate amount. Although the Company has never been subject to a product liability claim, there can be no assurance that the coverage limits of the Company's insurance policies will be adequate or that one or more successful claims brought against the Company would not have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business."

  LARGER AND MORE ESTABLISHED COMPETITION. The market for the Company's products is extremely competitive. The Company directly and indirectly competes with other businesses, including businesses in the laser industries. In most cases, these competitors are substantially larger and more firmly established, have greater marketing and development budgets and substantially greater capital resources than the Company. Accordingly, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the Company's industry. Further, in order to compete effectively in the market for the Company's lasers, the Company must develop and introduce on a timely basis competitive products that embody new technology, meet evolving industry standards, and achieve increased levels of performance at prices acceptable to the market. In particular, the market for laser products has been and continues to be characterized by intense and increasing price competition.

  Many companies, research institutes and universities are working in a number of disciplines to develop therapeutic devices and procedures aimed at vascular and cardiovascular disease. Most of these companies, research institutes and universities have substantially greater financial, technical, manufacturing marketing, distribution and/or other resources than the Company. In addition, many of such companies have experience in underlying human clinical trials of new or improved therapeutic devices and procedures and obtaining U.S. Food and Drug Administration ("FDA") and other regulatory clearances of devices and procedures for use in human health care. The Company has limited experience in conducting and managing clinical testing and in preparing applications necessary to gain regulatory clearances. Accordingly, other companies may succeed in developing devices and procedures that are safer or more effective than those proposed to be developed by the Company and in obtaining FDA clearances for such devices and procedures more rapidly than the Company. Further, it is expected that competition in this field will intensify over the next few years.

  The Company's competitors spend substantial sums on research and development for laser products in order to maintain their respective market positions. The Company does not have comparable resources with which to invest in research and development and is at a competitive disadvantage with respect to its ability to develop products. The Company may also encounter difficulties in customer acceptance because it is likely to be perceived as a new laser supplier whose identity is not yet well known and whose reputation and commercial longevity are not yet established. Substantial marketing and promotional costs, possibly in excess of what the Company can afford, may be required to overcome these barriers. There can be no assurance that the Company will be able to overcome such barriers. The failure to gain customer acceptance of the Company's lasers and related technology would have a material adverse effect on the Company. See "Business - Competition."

  NO MARKETING STUDIES. No independent studies with regard to feasibility of the Company's proposed business plan have been conducted at the expense of the Company or by any independent third parties with respect to the Company's present and future business prospects and capital requirements. In addition, there can be no assurances that the Company's products will find sufficient commercial acceptance in the marketplace to enable the Company to fulfill its long and short term goals, even if adequate financing is available and products are ready for market, of which there can be no assurance. See "Business."

  DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon the skills of its management and technical team. There is strong competition for qualified personnel in the laser industry, and the loss of key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect the Company's business. There can be no assurances that the Company will be able to retain its existing key personnel or to attract additional qualified personnel. The Company does not have key-person life insurance on any of its employees. See "Management."

  RELIANCE ON PATENT PROTECTION AND PROPRIETARY TECHNOLOGY. The Company's business could be adversely affected if it is unable to protect its intellectual property, including patented and other proprietary technology, certain of which is licensed by the Company and certain of which is owned by the Company. To the extent the Company or the owners of the patented technology are unsuccessful in protecting proprietary rights to such technology or such technology may infringe on proprietary rights of third parties, that portion of the Company's business could suffer. The Company's more significant proprietary technology is based on unpatented trade secrets and know-how. To the extent that the Company relies upon unpatented trade secrets and know-how and the development of new products and improvements thereon in establishing and maintaining a competitive advantage in the market for the Company's products, there can be no assurances that such proprietary technology will remain a trade secret or that others will not develop substantially equivalent or superior technologies to compete with the Company's products. In addition, there can be no assurances that others will not independently develop similar or superior technologies which will enable them to provide superior products or services. Further, there can be no assurances that patentable improvements on such technology will be developed or that existing or improved technology will have competitive advantages or not be challenged by third parties. Further, the laser industry has been marked by costly and time-consuming litigation with respect to intellectual property rights between competitors. There can be no assurances that third parties will not claim that some or all of the Company's technology infringes on proprietary rights of others. Such litigation may be used to seek damages or to enjoin alleged infringement of proprietary rights of others. Further, the defense of any such litigation, whether or not meritious, may divert financial and other resources of the Company, which may otherwise be devoted to development of the Company's business plan, and therefore, may have a material adverse effect on the financial condition of the Company. An adverse decision to the Company in any such litigation may result in a significant damages award payable by the Company or enjoin the Company from marketing its then existing products, and therefore, would have an adverse effect on the Company's ability to continue in business. In the event of an adverse result in such litigation, the Company would be required to expend significant resources to develop non-infringing technology or to obtain licenses to the disputed technology from third parties. There can be no assurances that the Company will have the resources to develop or license such technology, or if so, that the Company would be successful in such development or that any such licenses would be available on commercially reasonably terms.

  Further, the Company may be required to commence litigation against third parties to protect any proprietary rights of the Company. There can be no assurances that the Company will be able to afford to prosecute such litigation, or if so, that such litigation will be successful. See "Business - Patents."

  DISCLOSURE RELATING TO LOW-PRICED STOCKS.   The Company's Common Stock is
currently listed for trading in the over-the-counter market (the "Over-the-Counter Market") in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. The Company's securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. Because the Company's securities are subject to the "penny stock rules," there may develop an adverse impact on the market for the Company's securities. See "Price Range of Common Stock."

  CERTAIN REGISTRATION RIGHTS. This registration statement may have a material adverse effect on the market price for the Company's Common Stock resulting from the increased number of free trading shares of Common Stock in the market. There can be no assurances that the enforcement of such registration rights will not have a material adverse effect on the market price for the Common Stock. See "Certain Relationships and Related Transactions" and "Description of Securities."

  LACK OF DIVIDENDS ON COMMON STOCK. The Company has paid no dividends on its Common Stock to date and there are no plans for paying dividends in the foreseeable future. The Company intends to retain earnings, if any, to provide funds for the expansion of the Company's business. See "Dividend Policy" and "Description of Securities."

  POTENTIAL ANTI-TAKEOVER EFFECT OF DELAWARE LAW. The Company is subject to certain provisions of the Delaware General Corporation Law which, in general, restrict the ability of a publicly held Delaware corporation from engaging in certain "business combinations," with certain exceptions, with "interested stockholders" for a period of three (3) years after the date of transaction in which the person became an "interested stockholder." The effect of such "anti-takeover" provisions may delay, deter or prevent a takeover of the Company which the stockholders may consider to be in their best interests, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of their securities at above-market prices, or limit the ability of stockholders to remove incumbent directors as readily as the stockholders may consider to be in their best interests. See "Description of Securities - Certain Business Combinations."

  SHARES ELIGIBLE FOR FUTURE SALE; ISSUANCE OF ADDITIONAL SHARES. Future sales of shares of Common Stock by the Company and its stockholders could adversely affect the prevailing market price of the Common Stock. There are currently 105,000 restricted shares and 9,141,095 shares of Common Stock which are freely tradeable, eligible to have the restrictive legend removed pursuant to Rule 144(k) promulgated under the Securities Act or are the subject of this Prospectus or other registration statements. Further, the Company has granted options to purchase up to an additional 1,463,500 shares of Common Stock, 343,000 of which are currently exercisable, and warrants to purchase up to 900,000 shares of Common Stock. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock. Pursuant to its Certificate of Incorporation, the Company has the authority to issue additional shares of Common Stock. The issuance of such shares could result in the dilution of the voting power of Common Stock purchased in the Offering. See "Compensation of Executive Officers and Directors" "Principal Stockholders," "Description of Securities" and "Shares Eligible for Future Sale."

  EFFECT OF OUTSTANDING WARRANTS. The holders of the Warrants are given an opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution in the interest of the other stockholders.
Further, the terms on which the Company might obtain additional financing during the period may be adversely affected by the existence of the Warrants.
 The holders of the Warrants may exercise the Warrants at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided herein. See "Description of Securities."

  LIMITATIONS ON DIRECTOR LIABILITY. The Company's Certificate of Incorporation provides, as permitted by governing Delaware law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company's Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. See "Management."

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereunder. However, the Company may receive up to $3,600,000 of gross proceeds from the exercise of the Warrants, if at all. The net proceeds to the Company from the exercise of the 900,000 Shares which may be issued upon the exercise of the Warrants will be used for working capital and general corporate purposes.

  Management believes that, based on the Company's current business plan, the Company currently has sufficient operating capital for a period of at least thirteen (13) months following the date of this Prospectus, excluding any proceeds which may be received from the exercise of the Warrants, if at all. However, there can be no assurance that changes in the Company's research and development plans or other changes affecting the Company's operating expenses and business strategy will not result in the expenditure of such resources before such time or the Company will be able to develop profitable operations prior to such date, or at all, or that the Company will not require additional financing at or prior to such time in order to continue operations and product development. There can be no assurance that additional capital will be available on terms favorable to the Company, if at all. To the extent that additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in additional dilution to the Company's stockholders. Moreover, the Company's cash requirements may vary materially from those now planned because of results of research and development, product testing, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the level of working capital required to sustain the Company's planned growth, litigation, operating results, including the extent and duration of operating losses, and other factors. In the event that the Company experiences the need for additional capital, and is not able to generate capital from financing sources or from future operations, management may be required to modify, suspend or discontinue the business plan of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Financial Statements."

  Pending full utilization of the proceeds which may be obtained from the exercise of the Warrants, if at all, the Company may invest the net proceeds in short-term, investment grade, interest bearing securities. See "Business."

                               DIVIDEND POLICY

  No dividend has been declared or paid by the Company since inception on the Company's Common Stock. The Company does not anticipate that any dividends will be declared or paid in the future on the Company's Common Stock. See "Description of Securities."

                           PRICE RANGE OF COMMON STOCK

  As of the date of this Prospectus, the Company had 9,246,095 shares of Common Stock issued and outstanding. Further, the Company has issued and outstanding options and warrants to purchase an additional 1,463,500 shares of Common Stock.

  The Company's Common Stock is listed for trading in the Over-the-Counter Market under the symbol "LSPT." The Company's Common Stock, subsequent to the confirmation of the Bankruptcy Plan on May 22, 1995, has been quoted on the Electronic Bulletin Board since approximately January 22, 1996 under the stock symbol "LPST". The Company's "old" Common Stock, prior to the confirmation of the Bankruptcy Plan, was also quoted on the Electronic Bulletin Board in 1993, and during the period from May 13, 1994 to May 22, 1995, during the pendency of the related Bankruptcy Proceeding, in the "pink sheets" under the stock symbol "LAPHQ."

  The following table sets forth quotations for the bid and asked prices for the Common Stock for the periods indicated below, based upon quotations between dealers, without adjustments for stock splits, dividends, retail mark-ups, mark-downs or commissions, and therefore, may not represent actual transactions:

                                       BID PRICES              ASKED PRICES
                                       ----------              ------------
                                      HIGH      LOW           HIGH       LOW
                                      ----      ---           ----       ---
Year Ended December 31, 1996

1st Quarter                          7 3/4     4 1/2          8 1/4    5 3/4
2nd Quarter                          8 1/4     3 3/4          8 1/2    4 1/4
3rd Quarter                          5 3/8     3 5/8          5 5/8    4
4th Quarter                        3 11/16     11/16          4 1/8   1 13/16

Year Ending December 31, 1997

1st Quarter                         2 9/32      5/16         2 5/16       3/8
2nd Quarter                         1 5/16      5/16         1 7/16     13/32
3rd Quarter                          4 3/8       7/8         4 9/16    1 1/16
4th Quarter                          6 1/8   2 31/32          6 3/8     3 1/8

  On January 23, 1998, the closing market price for the Company's Common Stock in the Over-the-Counter Market was approximately $3.50 per share.
As of January 21, 1998, without giving effect to the number of stockholders whose shares are held in "street name," the Company had approximately 1,050 stockholders of record.

                             CAPITALIZATION

  The following table sets forth the capitalization of the Company as of: (i) September 30, 1997, (ii) as adjusted to reflect the sale of 1,600,000 shares of Common Stock subsequent to September 30, 1997, and (iii) the issuance of 800,000 shares of Common Stock to purchase a note payable by AccuLase, a subsidiary of the Company, in the amount of $2,159,708. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related Transactions" and " Selling Stockholders and Plan of Distribution." This table should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus:

                                                   SEPTEMBER 30, 1997

                                            ACTUAL                AS ADJUSTED(1)

NOTES PAYABLE:

 Current portion                          $  612,367               $   612,367
 Long term                                 2,442,267                   282,559

STOCKHOLDERS' EQUITY:

  Common Stock, par value
   $0.01; 10,000,000 shares
   authorized; issued and
   outstanding 6,846,095 shares;
     9,246,095 as adjusted(2)                 68,471                    92,471

   Additional paid-in-capital              6,704,341                14,349,751

  Accumulated deficit                     (9,246,755)               (9,246,755)

  Total stockholders'
   equity (deficit)                       (2,473,943)                5,195,467

     Total capitalization                 $  580,691               $ 6,090,393
________________________

  (1) Does not include shares of Common Stock that are reserved for issuance pursuant to certain stock option plans of the Company and certain other options of the Company. See "Management - Stock Option Plans," "Certain Relationships and Related Transactions," "Description of Securities" and "Selling Stockholders and Plan of Distribution."

  (2) As of the date of this Prospectus, the Company had 9,246,095 shares of Common Stock issued and outstanding. Does not give effect to the 900,000 shares of Common Stock underlying the Warrants. See "Description of Securities."

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

  THIS PROSPECTUS, INCLUDING THE DISCLOSURES BELOW, CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. WHEN USED HEREIN, THE TERMS "ANTICIPATES," "EXPECTS," "ESTIMATES," "BELIEVES" AND SIMILAR EXPRESSIONS, AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT, ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH MATERIAL DIFFERENCES INCLUDE THE FACTORS DISCLOSED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS, WHICH PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY SHOULD CONSIDER CAREFULLY.

  The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related Notes included elsewhere in this Prospectus.

BASIS FOR PREPARATION OF FINANCIAL STATEMENTS.

  The consolidated financial statements filed elsewhere herein have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and, where applicable, in conformity with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," issued in November 1990, by the American Institute of Certified Public Accountants ("SOP 90-7").

  Under the provisions of SOP 90-7 and in connection with the confirmation of the Bankruptcy Plan on May 22, 1995, the Company was required to adopt fresh start reporting as of May 23, 1995 since the reorganization value (approximate fair value at the date of reorganization) was less than the total of all postpetition liabilities and allowed claims, and holders of existing voting shares before May 23, 1995 received less than 50% of the voting shares of the emerging entity. Accordingly, the statement of operations for the period ended May 22, 1995 reflects the effects of the forgiveness of debt resulting from the confirmation of the Bankruptcy Plan and the effects of the adjustments to restate assets and liabilities to reflect the reorganization value.

  In addition, the accumulated deficit of the Company was eliminated and its capital structure was recast in conformity with the Bankruptcy Plan. As such, the consolidated financial statements of the Company as of December 31, 1995 and 1996 and for the period from May 23, 1995 to December 31, 1995, and from January 1, 1996 to December 31, 1996, reflect that of Company on and after May 23, 1995, which, in effect, is a new entity for financial reporting purposes with assets, liabilities, and a capital structure having carrying values not comparable with prior periods. The consolidated balance sheet as of December 31, 1994 and the accompanying consolidated financial statements for the period from January 1, 1995 to May 22, 1995 and the year ended December 31, 1994 reflect that of the Company prior to May 23, 1995.

RESULTS OF OPERATIONS

  Although results of operations are given for 1994, 1995 and 1996, the results of operations in 1995 and 1996 are not comparable to those of 1994 and prior years due to the Company's adoption of fresh start reporting and the inclusion of AccuLase due to the Plan of Reorganization.

  RESULTS OF OPERATIONS FOR NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996. Sales for the nine months ended September 30 ,1997 increased by 8% to $2,340,699 over the $2,161,608 reported for the nine months ended September 30, 1996. The increase in sales was due to increases from the first quarter of 1997. Sales for the three months ended September 30, 1997 decreased by 14% to $667,122 compared to $779,294 reported for the three months ended September 30, 1996. During the three months ended September 30, 1997, the Company recognized $336,693 of income relating to funds received from Baxter in connection with the Baxter Agreement which AccuLase entered into during August 1997.

  Gross profit for the nine months ended September 30, 1997 increased by $580,242 to $1,075,823 from $495,581 reported for the nine months ended September 30, 1996. Gross profit for the three months ended September 30, 1997 increased by $368,572 to $496,697 over the $128,125 reported for the three months ended September 30, 1996. The increase in gross profit was due primarily to the income recognized from the Baxter Agreement, the increase in sales as well as a reduction in labor and other direct costs to better fit the Company's availability of working capital.

  Net loss was reduced to $1,765,232 for the nine months ended September 30, 1997 from $2,488,097 reported for the nine months ended September 30, 1996. The reduction of $722,865 was primarily due to the recognition of income relating to the Baxter Agreement, the reduction in amortization expense of $325,000 relating to the write-off of reorganization goodwill during 1996 and the improvements in gross profit.

  YEAR ENDED DECEMBER 31, 1996. The results of operations in 1996 are not compared herein to those of 1995 or prior years due to the Company's adoption of fresh start accounting and the acquisition of AccuLase in 1995.

  The Company had cash flow problems throughout the entire year. This resulted in the inability to purchase inventory and therefore consummate sales. At year-end there was a sales backlog of $1,200,000 of which approximately $700,000 could have been sold during 1996. The cash flow problems directly resulted in a revenue reduction.

  Operating income reflects for 1996 a loss on a consolidated basis. Operating expenses include three substantial items, the write-off of $662,775 intercompany loan, the write-off of reorganization goodwill of $1,486,823 and depreciation and amortization of $1,214,876, $712,887 of which is attributed to AccuLase. Remaining selling, general and administrative expenses of $1,158,841 are LPI alone.

  Many improvements were initiated during 1995 and continued into 1996 as to reduced staffing, product selection, cost controls, budgets and planning. Management believes the financials have not yet fully reflected these accomplishments, but will do so in the future.

  In addition, the Company acquired AccuLase, Inc. as a part of the Bankruptcy Plan. This acquisition is in a start-up phase. AccuLase has begun clinical trials. As a result, AccuLase generates no revenues and has a substantial impact on the financials. AccuLase's operations are highlighted separately.

  During the twelve months ended December 31, 1996, the Company recorded a net operating loss of ($4,802,153). As mentioned previously, severe cash flow limitations affected the Company's ability to purchase parts and also affected the cost of parts as quantity discounts could not be realized. Cost of sales was therefore affected accordingly.

  Sales for the year were $2,901,454 which was due to LPI and LAI as AccuLase did not generate revenues, and resulted in a gross margin of $572,155 for LPI only.

  Selling, general and administrative costs totaled $1,158,841, all of which are expensed to LPI alone. Other operating expenses for 1996 included one time charges of $662,755 of intercompany write-off, and $1,486,823 of reorganization goodwill write-off. Depreciation and amortization of $1,214,876 includes $712,887 attributed to AccuLase. The Company implemented improvements in medical costs, staffing and rent expense which will be fully realized in 1997. This benefit will be allocated to all departments on a basis consistent with prior allocation policy.

  Research and development totaled $851,000 including $560,258 for AccuLase. The Company's research and development policy during 1996 was to focus on reducing existing product's costs and on product improvement. Due to cash limitations, no new product development was undertaken although several new versions of existing products were developed for OEM applications.

  As previously mentioned, on May 23, 1995, Laser Photonics acquired AccuLase. Since AccuLase was acquired during 1995, there is not any comparable data. The AccuLase profit and loss for 1996 included in Laser Photonics consolidation is as indicated:

        Revenue                               $         0
        Cost of sales                                   0
        Gross margin                                    0

        Depreciation and amortization             712,887
        Research and development                  560,258
        Interest expense                          177,697
        Net income (loss)                     $(1,450,842)


  YEAR ENDED DECEMBER 31, 1995. The results of operations in 1995 are not compared herein to those of 1994 or prior years due to the Company's adoption of fresh start accounting.

  The Company had cash flow problems throughout the entire year, both before and after its Chapter 11 reorganization. This resulted in the inability to purchase inventory and therefore consummate sales. At year-end there was a sales backlog of $708,435 of which approximately $375,000 could have been sold during 1995. The cash flow problems directly resulted in a revenue reduction.

  Many improvements were initiated during 1995 as to reduced staffing, product selection, cost controls, budgets and planning. Management believes the financials have not yet reflected these accomplishments, but will do so in the future.

  In addition, the Company acquired AccuLase, Inc. as a part of the Plan of Reorganization. This acquisition is in a start-up phase. AccuLase is awaiting FDA approval to begin clinical trials. As a result, AccuLase generates no revenues and has a substantial impact on the financials. AccuLase' operations are highlighted separately.

  During the twelve months ended December 31, 1995, the Company recorded a loss before extraordinary item of ($3,052,763) exclusive of the gain from reorganization of $5,768,405. As mentioned previously, severe cash flow limitations affected the Company's ability to purchase parts and also affected the cost of parts as quantity discounts could not be realized. Cost of sales was therefore affected accordingly.

  Sales for the year were $1,241,814 prior to confirmation and $1,408,459 post-confirmation and resulted in a gross margin of $161,559 including the AccuLase loss of ($30,174).

  Selling, general and administrative costs totaled $1,262,870, of which none related to AccuLase. The Company maintained its position with regards to selling, general and administrative expenses but implemented improvements in medical costs, and rent expense which was realized in 1996. This benefit will be allocated to all departments on a basis consistent with prior allocation policy.

  Research and development totaled $942,232. The Company's research and development policy during 1995 was to focus on reducing existing product's costs and on product improvement. Due to cash limitations, no new product development was undertaken.

  As previously mentioned, on May 23, 1995, Laser Photonics acquired AccuLase. Since AccuLase was acquired during 1995, there is not any comparable data. The AccuLase profit and loss for 1995 included in Laser Photonics consolidation is as indicated:

        Revenue                                 $       0
        Cost of sales                              30,174
        Gross margin                              (30,174)

        Depreciation and amortization             412,238
        Research and development                  299,131
        Interest expense                          105,942
        Net income (loss)                       $(847,485)

LIQUIDITY AND CAPITAL RESOURCES

  For the period ending September 30, 1997 the Company had cash and cash equivalents of $416,101 representing a improvement from December 31, 1996 due to equity funding in the third quarter.

  The Company failed to make timely payments of certain federal and state payroll and withholding taxes during the periods of 1996 and 1997. During September 1997, all federal taxes except those for the quarters ended June 30, 1996 and September 30, 1996, were paid in full. As of the date of this Prospectus, all delinquent taxes have been paid.

  Funding from intercompany balances was primarily due to AccuLase's intercompany debt to Helionetics. $150,000 of the increased intercompany balance was due to interest accrued at a 10% annual rate on the Helionetics note.

  Bad debt expense of $259,196 represents write-offs of the Company's intercompany balance with Helionetics. The write-off was due to Helionetics bankruptcy filing as Helionetics was responsible for funding AccuLase through May 22, 1997.

  The Company will continue to have difficulty funding its current debt amounts from its current cash flow, due to the minimum cash required to purchase the inventory needed to reduce the sales backlog.

  On August 19, 1997, the Company's AccuLase subsidiary executed a series of agreements with Baxter Healthcare Corporation.

  In September and November, 1997, the Company privately sold a total of 679,500 shares of its common stock in a private placement to 20 accredited investors at a price of $1.25 per share. These funds were used in part to pay outside auditors in order to complete the Company's audit, to make partial payments on delinquent Federal and State taxes outstanding, and to make payments on other outstanding bills.

  During October 1997, the Company purchased from a third party a note payable of its subsidiary, AccuLase, Inc. in the amount of $2,159,708 for 800,000 shares of newly issued common stock of LPI. The effect on the Company's financial statements will be to reduce long-term debt with a corresponding increase in stockholders' equity in the amount of $2,159,708.

  In November, 1997, the Company issued 1,500,000 shares of Common Stock and 750,000 Warrants in connection with a private financing of $6,000,000 to the Company.

    As of September 30, 1997, the Company had an accumulated deficit of $9,246,755. Management of the Company has included an explanatory footnote in the Company's financial statements to the effect that there is doubt about the Company's ability to continue as a going concern because of the magnitude of its losses since emerging from the Bankruptcy Proceeding and the Company's existence is dependent upon its ability to raise substantial capital, to increase sales and to improve operations significantly. See "Financial Statements."

  Management believes that, based on the Company's current business plan, the Company has sufficient operating capital for a period of at least thirteen
(13) months following the date of this Prospectus. However, there can be no assurance that changes in the Company's research and development plans or other changes affecting the Company's operating expenses and business strategy will not result in the expenditure of such resources before such time or that the Company will be able to develop profitable operations prior to such date, or at all, or that the Company will not require additional financing at or prior to such time in order to continue operations and product development. There can be no assurance that additional capital will be available on terms favorable to the Company, if at all. To the extent that additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in additional dilution to the Company's stockholders. Moreover, the Company's cash requirements may vary materially from those now planned because of results of research and development, product testing, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the level of working capital required to sustain the Company's planned growth, litigation, operating results, including the extent and duration of operating losses, and other factors. In the event that the Company experiences the need for additional capital, and is not able to generate capital from financing sources or from future operations, management may be required to modify, suspend or discontinue the business plan of the Company. See "Risk Factors."

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  Effective February 16, 1996, the Board of Directors of the Company decided to change the Company's independent accountant. The independent accountant who was previously engaged as the principal accountant to audit the Company's financial statements was Corbin & Wertz, Certified Public Accountants. The report of Corbin & Wertz covering the Company's 1994 consolidated financial statements contained a going concern qualification. Other than the foregoing, the report on the financial statements of the Company for fiscal 1994 did not contain any adverse opinion or disclaimer of opinion, or was not qualified or modified as to uncertainty, audit scope, or accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

  The Company retained the accounting firm of Hein + Associates LLP, to serve as the Company's principal accountant to audit the Company's financial statements. This engagement was effective March 6, 1996. Prior to its engagement as the Company's principal independent accountant, Hein + Associates LLP had not been consulted by the Company either with respect to the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements or on any matter which was the subject of any prior disagreement between the Company and its previous certifying accountant.

                            BUSINESS

GENERAL

  Laser Photonics, Inc., a Delaware corporation organized in 1980, (the "Company"), through its 76% owned AccuLase, Inc. subsidiary acquired in May of 1995, is engaged in the development of proprietary excimer laser and fiberoptic equipment and techniques directed initially toward the treatment of coronary heart disease, as well as other medical applications.

  The Company also designs, develops, manufactures and markets solid-state, diode and gas laser systems and accessories for use in both "Medical" and "Scientific" applications.

  On May 22, 1995, the Company emerged from reorganization under Chapter 11 of the Federal Bankruptcy Act, and became a 75% owned subsidiary of Helionetics, Inc., of Van Nuys, California.

  The Company's assets are shared by its medical and scientific product lines.

  The Company's strategy is to apply its extensive solid-state and excimer laser expertise to develop a broad base of laser products focused on medical and scientific applications. The Company believes that solid-state and excimer laser technology provides the basis for reliable cost effective systems that will increasingly be used in connection with less invasive, less traumatic surgical procedures.

ACCULASE'S ALLIANCE WITH BAXTER HEALTHCARE CORPORATION

  On August 19, 1997, AccuLase executed a series of Agreements with Baxter Healthcare Corporation ("Baxter"). These Agreements provided among other things for the following:

  1. AccuLase granted to Baxter an exclusive world-wide right and license to manufacture and sell the AccuLase Laser and disposable products associated therewith, for the purposes of treatment of cardiovascular and vascular disease.

  2. Baxter agreed to pay AccuLase a royalty equal to 10% of the "End User Price" for each disposable product sold, or if the laser equipment is sold on a "per treatment" basis, the "imputed" average sale price based on average "non" per procedure sales.

  3. Baxter agreed to purchase from AccuLase, certain existing excimer laser systems for cardiovascular and vascular disease.

  4. Baxter agreed to fund the total cost of obtaining regulatory approvals world-wide for the use of the AccuLase Laser and delivery system for the treatment of cardiovascular and vascular disease.

  5. Baxter agreed to fund all sales and marketing costs related to the introduction and marketing of the AccuLase Laser and delivery system to treat cardiovascular and vascular disease.

  6. AccuLase agreed to manufacture the excimer laser system to specifications for Baxter at certain agreed costs.

  7. Baxter has paid AccuLase $950,000 in cash and has agreed to pay an additional $600,000 upon delivery of the first two commercial excimer lasers.

  8. AccuLase has granted Baxter a security interest in all of its patents to secure performance under the Baxter Agreement. The agreement expires upon the expiration of the last to expire licensed patent, however, Baxter may terminate the agreement at any time.

  Baxter acquired certain enabling laser technology from a third party for a purchase price of $4 million in order to facilitate performance under its agreements with AccuLase. The technology may have applications in the continued development of the AccuLase Laser and Delivery System, however, there is no certainty that such applications may be realized. The Company repaid Baxter the $4,000,000 in November, 1997.

THE COMPANY'S 1995 REORGANIZATION

  The Company filed a Petition for Reorganization under chapter 11 of the Federal Bankruptcy Act on May 13, 1994. (Case No. 94-02608-611 - Federal Bankruptcy Court - Middle District, Florida) (the "Reorganization"). An order was issued on May 22, 1995 (the "Effective Date"), confirming the Company's Third Amended Plan of Reorganization (the "Plan") pursuant to this proceeding.

  During the pendency of the Reorganization, Helionetics, acquired all rights to the secured claims of Sun Bank, one of the principal creditors, whose claims were secured by virtually all the property of the Estate, and originally totaled approximately $237,240. (After paydown pursuant to cash collateral and adequate protection orders, these claims totaled approximately $146,000 plus legal fees.)

  Helionetics, in addition, loaned a total of $300,000 to the Debtor during the pendency of the Reorganization for working capital purposes.

  On or prior to the Effective Date, Helionetics contributed to the Company the sum of $1 million dollars in cash, which funds were utilized as the source for all immediate cash payments under the Plan.

  In addition, on the Effective Date, Helionetics transferred to the Company, ownership of approximately 76% of the outstanding common stock of AccuLase, Inc., and Helionetics further committed to fund the cost of research and development of AccuLase's excimer laser technology for a minimum of two years.

  As a "Proponent" of the Plan, Helionetics in exchange for this infusion of cash and transfer of AccuLase shares, received in 1995 3,750,000 shares of "New Common Stock" of the Company issued in the reorganization, which in the aggregate totaled 75% of the Company's 5,000,000 shares of outstanding "New Common Stock" as of the Effective Date of the Plan. As a result of sales of the Company's shares by Helionetics, and the issuance of additional shares by the Company, as of the date of this Prospectus, Helionetics owned approximately 19% of the Company's outstanding Common Stock. See "Principal Stockholders."

MASSACHUSETTS GENERAL HOSPITAL AGREEMENT

  On November 26, 1997, the Company entered into a license agreement (the "Massachusetts General Hospital Agreement") with the General Hospital Corporation, a not-for-profit corporation doing business as Massachusetts General Hospital ("Massachusetts General Hospital") pursuant to which the Company has obtained an exclusive, worldwide, royalty-bearing license from Massachusetts General Hospital to commercially develop, manufacture, use and sell products utilizing certain technology of Massachusetts General Hospital related to the diagnosis and treatment of certain dermatological conditions and diseases, including psoriasis. The licensed technology is the subject of a currently pending provisional patent application filed in the United States by Massachusetts General Hospital.

  The Company has agreed to use its best efforts to develop and make commercially available products with respect to the licensed technology within certain time frames, or Massachusetts General Hospital may have the right to cancel the exclusive license or convert any exclusive license to a non-exclusive license.

  There can be no assurances that the Company will be able to develop any products utilizing the licensed technology within the contractual time frame or at all.

ACCULASE'S BUSINESS

  On May 22, 1995, the Company acquired approximately 76% of the outstanding stock of AccuLase, Inc., a development stage company.

  AccuLase was founded in 1985 for the purpose of commercializing products that utilize its proprietary excimer laser and fiberoptic technologies. AccuLase has focused primarily on the development of medical products for the treatment of coronary heart disease. Two products have been under development, one being an excimer laser system for performing transmyocardial revascularization (TMR), a procedure that creates new channels for blood to flow to ischemic, or oxygen-starved, heart muscle. The other product is an excimer laser angioplasty system for removing atherosclerotic blockages from coronary arteries.

  ACCULASE TRANSMYOCARDIAL REVASCULARIZATION SYSTEM. AccuLase has under development an excimer laser and fiberoptic system for the treatment of coronary heart disease in a procedure called transmyocardial revascularization
(TMR). Rather than opening narrowed coronary arteries, the AccuLase TMR system is intended to treat ischemic myocardium (oxygen-starved heart tissue) directly. This is accomplished by lasing small channels through ischemic areas of the heart such that the channels connect directly with the left ventricle, which is a reservoir of oxygen-rich blood. These channels thus provide new pathways for blood flow into the heart muscle.

  AccuLase met with representatives of the U.S. Food and Drug Administration
(FDA) in January, 1995 to discuss preclinical data submission requirements necessary to initiate human trials of its TMR system. Animal testing of the AccuLase TMR system was then performed in collaboration with several heart research institutions in the U.S.,culminating in a study at The New York Hospital Cornell Medical center which serves as the pre-clinical basis for an Investigative Device Exemption (IDE) that was granted by the FDA in August, 1996.

  Under this IDE, Phase I human clinicals have begun at New York Cornell Medical Center.

  The IDE submission provides for the AccuLase TMR system to be used in open heart procedures. The Phase I study only includes patients that are suffering from ischemia and angina, and who are not candidates for coronary bypass grafts
(CABG) or for balloon angioplasty.

  There are an estimated 120,000 people worldwide per year who qualify for TMR under the conditions set forth above. Depending upon the outcomes of the Phase I study, the company may petition the Phase II studies be expanded to a multi-site study (more than 10 institutions) and expand the procedure to include patients who are candidates for incomplete CABG revascularization. This will greatly expand the patient base.

  AccuLase has in process a review of existing patents in the area of its TMR Laser held by other companies which could impact or even perhaps preclude in some markets the ability of AccuLase to commercialize its TMR System, except pursuant to licensed rights which might have to be negotiated.

  LASER ANGIOPLASTY SYSTEM. AccuLase also has developed a laser angioplasty system that is proposed to be used to treat atherosclerotic blockages of the coronary arteries during a surgical bypass operation. The Company believes that the major advantage of its laser angioplasty system over competing therapies is the ability to remove vessel blockages without causing significant injury to neighboring healthy tissues. Since the trauma caused by the procedure should be minimal, it is hoped that the body's healing response, which contributes to renarrowing at the treatment site, will be reduced.

  The "intraoperative" laser angioplasty system was developed for the purpose of collecting proof of principle information needed to qualify the novel design of its catheter and fiberoptics. AccuLase obtained clearance to perform Phase 1 of a human clinical study for its intraoperative laser angioplasty, but has placed research on hold while it expands its research on its TMR Laser.

  ANTICIPATED MARKETS. Anticipated markets for the AccuLaser and disposable products are hospitals located in the U.S. and around the world.

  AccuLase's management believes that the market for its laser angioplasty devices potentially could be very large.

  Since the AccuLase system is still in the clinical trials stage with its products, there is no assurance it will be able to successfully develop these products, prove up their anticipated benefits, obtain required governmental approvals for their use, and with its strategic association with Baxter, reach anticipated markets ahead of competing technologies and competitors.

  WORKING CAPITAL. AccuLase will require significant working capital over the next 12 months to continue development of its products, and meet its obligations under the Baxter Agreements, estimated in the range of $1,500,000 to $2,500,000. Management believes approximately $2,000,000 of these funds are expected to come from Baxter, substantially from the sale of lasers to Baxter under the Baxter Agreements, but the sources of and terms for the remainder of such capital are uncertain at this date.

  SOURCES AND AVAILABILITY OF RAW MATERIALS. AccuLase uses raw materials that may be obtained from a number of different vendors. Therefore, AccuLase believes that there are adequate sources and availability of all raw materials required to commercialize its products.

GOVERNMENT REGULATION

  The Company is subject to the Radiation Control for Health and Safety Act with laser radiation safety regulations administered by the Center for Devices and Radiological Health ("CDRH") of the FDA. These regulations require laser manufacturers to file new product and annual reports, to maintain quality control, product testing and sales records, to incorporate certain design and operating features in lasers sold to end users and to certify and label each laser sold (except those sold to OEM customers) as belonging to one of four classes, based on the level of radiation from the laser that is accessible to users. Various warning labels must be affixed and certain protective devices installed, depending on the class of the product. CDRH is empowered to seek fines and other remedies for violations of the regulatory requirements. To date, the Company has filed the documentation with CDRH for its laser products requiring such filing, and has not experienced any difficulties or incurred significant costs in complying with such regulations.

  Medical devices incorporating lasers are subject to extensive FDA regulations governing the use and marketing of such devices. FDA conducts on-site inspections to insure compliance with good manufacturing practice. The FDA conducted a no-notice compliance inspection in September 1991, and the Company received no written deficiencies in its Quality Assurance program.

MEDICAL APPLICATIONS AND PRODUCTS.

  OVERVIEW. The Company's product focus in this area shifted over the past year. In 1996, the Company has emphasized development of its Ruby laser dermatology system. Lasers have been used by physicians for many years as surgical tools for specific applications such as gynecology, gastroenterology and ophthalmology because of their precision and ability to coagulate or vaporize tissue. Recently, applications have been developed in connection with less invasive, less traumatic surgical procedures, such as endoscopy and laparoscopy, which have expanded the use of fiber optically coupled laser systems in medicine. The use of minimally invasive endoscopic and laparoscopic procedures have begun to replace certain conventional open surgical procedures. The new less invasive procedures deliver laser energy through a small optical fiber to cut, coagulate, or vaporize tissue and usually results in reduced hospital stays by reducing attendant blood loss and trauma associated with conventional open surgery.

  The development of new laser wavelengths and fiber delivery systems which allows physicians to develop new minimally invasive techniques to treat conditions that previously required open surgery. Urologists are using lasers to treat prostate disease, (BPH) and to fragment kidney and biliary stones with no damage to the surrounding soft tissue and dermatologists are using lasers to treat benign vascular and pigmented lesions of the skin such as spider veins and port wine stains, moles and tattoos.

  The Company has used its base of solid-state technology to develop a number of products for use in these emerging applications. The Company has developed and is commercially marketing a solid-state surgical Nd:YAG laser system and accessories for which FDA clearances have been received. The Company has also developed an alexandrite laser lithotriptor for which it received FDA clearance (April 1993) to commercially market.

  MEDICAL LASER PRODUCTS. Set forth below is a brief summary of the Company's current medical laser systems:

     RUBY LASER SYSTEM. The use of solid-state laser systems has expanded into new application areas such as dermatology for the treatment of benign pigmented lesions of the skin such as nevus of ota, moles, age spots and tattoos. This new application represents an extension of the Company's scientific ruby laser technology, a technology which was one of the earliest laser systems developed for commercial use. Laser energy created by the ruby laser is highly absorbed by pigmented lesions but poorly absorbed by normal skin. Using the laser system, therefore, allows the physician to treat effectively the skin lesion without anesthesia and without causing normal pigmented changes or scarring. The Company began manufacturing and shipping these systems in August 1991 on a private label basis. The OEM Manufacturing/Distribution Agreement with the customer officially terminated in 1993. In May, 1995, the Company resumed production of the ruby laser using a distributor network for marketing the product.. R&D programs have been geared toward modification to allow long pulse width operation for other dermatological applications including hair removal. Ruby lasers have shown the ability to remove hair without damage to the surrounding tissue while removing the hair for long periods of time. Repeated application may lead to permanent hair removal. The Company is awaiting FDA approval for the long pulse laser for dermatology.

     ND:YAG LASER SYSTEMS. During the 1980's, the CO2 gas laser began to be replaced as the "workhorse" of the industry by the Nd:YAG Laser System. Major complaints with the CO2 were the cumbersome delivery mechanism (an articulating arm) and its inability to coagulate tissue or to deliver energy through a fluid medium. The Nd:YAG energy could be delivered through a small flexible optical fiber, could be effectively used in a fluid medium, and was effective in cutting, coagulating and vaporizing tissue.

  In 1990, the Company received FDA clearances to market commercially 100, 60, and 45 watt Nd:YAG systems and accessories for use in general surgery. These systems are used in traditional applications such as gynecology as well as in endoscopic and laparoscopic procedures such as laser laparoscopic cholecystectomy (gallbladder removal). New endoscopic and laparoscopic procedures have generated significant interest among general surgeons in the use of lasers for surgery. Due to limited cash resources, the Company did not actively market the Nd:YAG laser in 1997.

     ALEXANDRITE LASER SYSTEM. Laser induced shockwave lithotripsy ("LISL"), or the use of laser energy to break up kidney and biliary stones, also represents a new application of medical lasers. The Company believes that LISL offers a reliable cost effective adjunct or alternative to surgery or extracorporeal shockwave lithotripsy ("ESWL") for the treatment of kidney and biliary stones. ESWL uses externally generated shock waves that noninvasively pass through the skin and fragment the stone, allowing it to be passed by the patient. ESWL equipment is expensive to purchase and install and may not be usable in treating certain stones in the lower two-thirds of the ureter which are shielded by the pelvic bone.

  LISL requires a minimally invasive endoscopic procedure or percutaneous puncture to allow access to the stone. A small optical fiber is passed through the endoscope or percutaneous catheter until it reaches the stone. Laser energy is transmitted through the optical fiber and causes the stone to fragment into small particles which can be expelled naturally. LISL can be used to fragment stones in areas which are not easily treated by ESWL or following ESWL treatment when fragments become lodged or are not small enough to be expelled naturally.

  In April 1993, the Company received FDA clearance to market its solid-state alexandrite lithotriptor for the treatment of kidney stones in the renal and urinary tract. Clearance to market the lithotriptor was also received in Japan in late 1995. Again, due to limited cash resources, the company did not actively promote the lihotriptor in 1997, choosing instead to focus on the dermatology market.

     ACCULASE EXCIMER LASER. The company's subsidiary, AccuLase, Inc., is involved in the development of excimer laser technology for Transmyocardial Revascularization (TMR) (See section entitled "AccuLase" for details.)

  PRINCIPAL MARKETS & METHODS OF DISTRIBUTION. The Company's marketing strategy is to define specific target markets and to modify existing products or design new products to meet perceived market demand. The Company markets its medical laser systems principally through independent distributors and representatives to large hospitals, small community hospitals, and freestanding outpatient surgery centers throughout the world. The Company promotes its medical products through attendance at trade shows and exhibits, advertising in medical journals, and direct mail programs to the medical community.

  SOURCES AND AVAILABILITY OF RAW MATERIALS. To date, the Company has not experienced any difficulty in obtaining solid state laser rods, optical, electro-optical, electronic or any other components and raw materials for its products, most of which are available from multiple sources which are well-established in the industry, although because of the Company's financial constraints certain suppliers have required the Company to pay COD for materials.

  SEASONAL FACTORS-MEDICAL LASERS. Seasonality is not a significant factor in medical laser sales. Budgetary cycles and funding are spread out in various hospitals, chains and organizations so that funding is not as cyclical as in the scientific laser market.

  WORKING CAPITAL ITEMS--MEDICAL LASERS. The Company is required by the FDA under GMP guidelines to carry certain inventories for emergency medical service. Typically, major service problems must be responded to within 24 hours. The Company estimates that $250,000 of service inventory is on hand at any given time for emergency response.

  The Company does not provide the right to return units. In some cases, demonstration equipment is sent to the customer prior to the sale to determine suitability. In rare cases the Company has allowed returns when accompanied by a substantial restocking fee.

  In April, 1996 the Company entered into a factoring relationship with Commercial Factors of Atlanta. Commercial Factors purchases accounts receivable from the Company at a discounted rate of 75% of the invoice value at the time of shipment. The remaining 25% of the invoice value is paid to the Company, less fees and interest, when the invoice is paid to the Company. The factoring arrangement provides needed working capital immediately upon shipment, although the interest rate is high. In June, 1997, the Company changed factors to Altres Financial of Salt Lake City, Utah. The change was due primarily to lower interest rates.

  All customers are on 30 day payment terms with approved credit. Some distributors have been granted 60 day terms on a case by case basis.

  DEPENDENCE ON NEW CUSTOMERS. The Company did not have sales to a single customer in excess of 10% of total sales in 1997.

  BACK LOG ORDERS. As of December 31, 1997, the Company had an approximate backlog of $267,000 in orders believed to be firm for its medical lasers. All of the backlog orders at December 31, 1997 are expected to be filled during 1998.

  PRODUCT WARRANTIES. The Company's standard warranty period on most products, except consumables, which have a ninety day warranty period, is one year for parts and labor. Selected medical products have a 12 month parts only warranty. During the warranty period, the Company pays shipping charges one way. The Company has established a reserve for warranty costs based upon the estimated costs to be incurred.

  RESEARCH AND DEVELOPMENT. The Company research and development emphasis has shifted from pure research to product modification and development to meet new market demands. The Company's strategy is to utilize and modify its existing laser and component base to develop new products and applications in targeted medical and scientific markets. In addition to internal development, the Company may take advantage of opportunities, if they arise, in the current laser market environment of consolidation and market specialization by continuing to seek out and acquire both products and technology at a cost the Company believes to be lower than internal development. The Company does not have any present acquisition plans. Because the Company products are focused in specific niche scientific and medical markets, the Company does not believe the decline in research and development expenditures will impact the Company's abilities to be competitive in its markets.

  During 1997, the Company concentrated on upgrading and modifying its ruby laser for dermatology. Secondarily, the Company has been working with an OEM customer to develop its scientific nitrogen laser technology for cancer detection.

  ENVIRONMENTAL CONCERNS--MEDICAL LASERS. Laser Photonics' medical lasers are not thought to cause any environmental concerns. All medical lasers are solid-state construction so no hazardous gases or liquid dyes are used in their operation or manufacture. In winter months, medical laser cooling systems are filled with an ethelyne glycol and water mixture to prevent freezing during shipment. This mixture must be removed and discarded upon installation.

  AccuLase excimer lasers utilize Xenon-Chloride gas as a lasing medium. The chlorine component of this gas is extremely corrosive and must be handled with care. Although only a small quantity of gas is present in each laser, proper handling is essential for safe operation. Depleted gas is reacted prior to disposal. Excimer lasers are common in hospitals and laboratories and the disposal and handling of these gases is well known. The use of these gases is not expected to impact the desirability of these lasers. Excimer lasers used in PRK (photorefractive radial keratectomy) use similar gases These lasers are also in widespread use.

SCIENTIFIC APPLICATIONS AND PRODUCTS

  OVERVIEW. The Company's scientific products are sold into niche markets for use principally in applications such as spectroscopy, calibration, alignment, and ultra-fast event measurement by universities, government, and private industry research labs.

  The Company manufactures and markets scientific products based on a wide range of technologies which include: nitrogen laser systems, nitrogen pumped dye laser systems, solid state mid infrared laser systems, CO2 laser systems, as well as laser diodes and laser diode spectrometers.

  SCIENTIFIC LASER SYSTEMS. Set forth below is a brief summary of the Company's current scientific laser systems:

     DIODE LASER SYSTEMS. In February 1989, The Company acquired Laser Analytics, Inc., a wholly-owned subsidiary of Spectra Physics. Since the acquisition, the Company has funded continued development efforts focused primarily on improvements in the production of tunable infrared laser diodes. In 1990, the Company signed a joint technology licensing agreement with the General Motors Research Lab. This technology uses a spectrometer based on the Company tunable infrared laser diode to measure naturally occurring, non-radioactive stable isotopes in exhaled breath. These measurements are useful in diagnosing such medical problems as diabetes, lung and liver dysfunction, digestive tract diseases, such as the detection of helicobactor
pylori which has   been shown to be a precursor to liver and stomach cancer.
The Company is continuing research and development efforts on this product but does not anticipate commercial sales from this product in the next twelve months.

  The Company's tunable diode lasers are based on lead-salt semiconductor technology for use in advanced research such as high resolution molecular spectroscopy, combustion diagnostic studies and atmospheric chemistry. These are "high end" instruments designed for research which requires a high level of sophistication and performance. These lasers are sold both as a standardized unit, and as a customized unit. In addition, the Company has designed a system using the tunable diode laser technology for pollution monitoring applications.

  In 1996, the Company received an order from its Japanese distributor for complete systems for monitoring plasma reactions for advanced semiconductor manufacturing. Five systems were initially installed in February, 1997. If beta testing is successful, significant orders from this manufacturing consortium could be realized in early 1998.

     NITROGEN LASER AND NITROGEN PUMPED DYE LASER SYSTEMS. The Company's nitrogen/dye laser uses an ultraviolet laser beam that when exposed to certain dyes creates a visible wavelength that is tunable over a wide range of frequencies. This feature makes them extremely useful to chemists who do spectroscopic studies of materials that absorb or react to specific wavelengths of light. The main features of this product line are tunability, reliability, stability, ease of operation and low cost. The Company's sealed nitrogen lasers are now being used in OEM commercial applications. In 1995, the Company received two significant quantity orders from a foreign government for nitrogen lasers to be used in the currency printing process. Machine vision systems and mass spectrometer manufacturers are also using nitrogen lasers in quantity. The Company is working with an OEM customer to develop a system for cervical cancer detection. Multiple quantity orders are expected for this application in early 1998.

     SOLID STATE MID INFRARED LASER SYSTEMS. The Company's solid-state scientific product line consists of a broad range of laser system products (Nd:YAG, Nd:GLASS, Ti:SAPPHIRE). Each product within this line has unique wavelength and performance characteristics which are useful in laboratory research in holography, plasma diagnostics, and bathimetry (ocean mapping).

     CO2 AND CO LASER SYSTEMS. The Company's CO2 and CO laser technology covers a broad range of infrared laser applications requiring unique characteristics and can be categorized into two main classifications - low and high power infrared. The low power infrared gas scientific laser products are designed for use in spectroscopy. As such, they are very stable, sensitive instruments, which have recently also been used commercially for remote sensing and gas trace analysis. In 1996, the Company ceased manufacturing of the CO2 and CO product line, but continues to provide service support and marketing through an agreement with another manufacturer.

  PRINCIPAL MARKETS & METHODS OF DISTRIBUTION. The Company markets its scientific products through a direct sales force in the United States and through a network of distributors outside of the United States, principally to universities, governmental research labs and large companies. The Company promotes its scientific products through attendance at trade shows, advertising in scientific journals and industry magazines, and direct mail programs to the scientific research community.

        The following classes of scientific products contributed total revenues annually equal to 15% or more of total revenues:

  SOURCES AND AVAILABILITY OF RAW MATERIALS- SCIENTIFIC LASERS. Laser Photonics believes its relationship with vendors of materials for scientific lasers is good. As a result of the Company's reorganization, most vendors operate on a C.O.D. basis. This has not significantly affected the willingness of vendors to work with the Company on an ongoing basis. Most major components, including laser crystals, optics and electro-optic devices are available from a variety of sources. The company does not rely on sole source vendors. Cash flow constraints are the main limiting factors in parts availability.

  SEASONAL FACTORS--SCIENTIFIC LASERS. The scientific laser market is affected mainly by the government budget cycle. A majority of the company's scientific laser sales are funded by government agencies such as the National Science Foundation, the National Institute of Health, Department of Energy and Department of Defense. The second and third quarters are typically the heaviest for booking orders. Approved funding is usually allocated late in the first quarter or early in the second quarter each year. The Company typically sees an increase in bookings at this time . The government fiscal year ends on September 30 of each year. Bookings typically increase at this time as researchers scramble to spend funding before it is cut off.

  WORKING CAPITAL ITEMS--SCIENTIFIC LASERS. The Company is not required by any regulatory body to keep inventories on hand to meet service or delivery issues. Certain raw materials have lead times of greater than sixteen weeks. The Company keeps a safety stock of these items when appropriate. The Company estimates that less than $100,000 of current inventory is set aside for safety stock.

  The Company does not provide the right to return units . In some cases, demonstration equipment is sent to the customer prior to the sale to determine suitability. In rare cases the Company has allowed returns when accompanied by a substantial restocking fee.

  In April, 1996 the Company entered into a factoring relationship with Commercial Factors of Atlanta. Commercial Factors purchases accounts receivable from the Company at a discounted rate of 75% of the invoice value at the time of shipment. The remaining 25% of the invoice value is paid to the Company, less fees and interest, when the invoice is paid to the Company. The factoring arrangement provides needed working capital immediately upon shipment, although the interest rate is high. In June, 1997, the Company changed factors to Altres Financial of Salt Lake City, Utah. The change was due primarily to lower interest rates.

  DEPENDENCE ON NEW CUSTOMERS. The Company did not have sales to a single customer in excess of 10% of total sales in 1997.

  BACK LOG ORDERS. As of December 31, 1997, the Company had an approximate backlog of $576,000 in orders believed to be firm for its scientific lasers. All of the backlog orders at December 31, 1997 are expected to be filled during 1998.

  PRODUCT WARRANTIES--SCIENTIFIC LASERS. The Company's standard warranty on scientific lasers is twelve months parts and labor, except consumables, which have a ninety day warranty. Most scientific lasers can easily be returned to the factory for repair due to their small size and weight. During the warranty period, the Company pays shipping charges one way. The Company has established a reserve for warranty costs based upon the estimated costs to be incurred over the warranty period of the Company's products.

  RESEARCH AND DEVELOPMENT. In 1997, the Company's scientific research and development focused on development of the diode laser systems for the semiconductor manufacturing application and on development of OEM nitrogen lasers for cancer detection and industrial applications.

  ENVIRONMENTAL CONCERNS--SCIENTIFIC LASERS. The Company does not knowingly use any products known to harm the environment. All solvents and cleaners are biodegradable. Cooling systems, where applicable, use CFC free refrigerant.

  The Company's Analytics Division produces lead-salt diodes. The manufacturing process used to produce the state-of-the-art lasers is a complex process in which many different types of materials are used to produce sophisticated lasers. Many of these materials must be processed in a laboratory environment. The quantity of materials is small (the Analytics Division is classified as a Very Small Quantity Generator). This division has chemical management programs which are designed to provide a safe work environment for all employees and to ensure compliance with all Federal, State and Local regulations related to the use and disposal of chemicals in the work environment.

COMPETITION

  The laser industry is very complex and fragmented because of the specialized nature of laser products and the differing applications required by purchasers of lasers and laser systems. To the extent the Company's products are incorporated into systems for medical and scientific applications, the Company indirectly competes with hundreds of suppliers of devices employing other technologies, and also those which employ lasers as a principal component.

  The Company believes the primary competitive factors within the surgical laser market are the level of customer support, training, price, product reliability, and breadth of product line. The Company believes that it offers a broad product line, flexible OEM capabilities, and provides through its distributors and in-house capabilities a high level of customer service and training. The Company believes that its medical products are competitively priced compared to competing laser products and that its products based on solid-state technology are very reliable. Although the Company has manufactured surgical YAG laser systems and components on a private label basis for a number of years, as an entrant into this market under the Laser Photonics label, the Company must establish its reputation as a direct provider of products to the medical community.

  The market for the Company's proposed products is extremely competitive. The Company directly and indirectly competes with other businesses, including businesses in the laser industry. In many cases, these competitors are substantially larger and more firmly established than the Company. In addition, many of such competitors have greater marketing and development budgets and substantially greater capital resources than the Company. Accordingly, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the Company's industry. Further, in order to compete effectively in the market for laser technology, the Company must develop and introduce on a timely basis competitive products that embody new technology, meet evolving industry standards, and achieve competitive levels of performance at prices acceptable to the market.

  The Company's competitors include companies with substantially greater resources in technology, finance, manufacturing, sales, marketing, distribution, customer service and support, as well as greater experience and name recognition, than the Company. The Company expects substantial direct competition, both from existing competitors and from new market entrants.

  Further, larger and more established competitors may seek to impede the Company's ability to establish a market share for any products which may be developed by the Company through competitive pricing activities. Also, prospective customers for the Company's products may be reluctant to disrupt relationships with well-established distributors of products which may be comparable in quality or pricing to any of the Company's products.

  Further, the Company's competitors spend substantial sums on research and development and manufacturing facilities in order to maintain their respective market positions. The Company does not have comparable resources with which to invest in research and development and advertising and is at a competitive disadvantage with respect to its ability to develop products. The Company may also encounter difficulties in customer acceptance because it is likely to be perceived as a new processor supplier whose identity is not yet well known and whose reputation and commercial longevity are not yet established. Substantial marketing and promotional costs, possibly in excess of what the Company can afford, may be required to overcome barriers to customer acceptance. There can be no assurance that the Company will be able to overcome such barriers. The failure to gain customer acceptance of the Company's laser technology would have a material adverse effect on the Company.

PATENTS AND TRADEMARKS

  The Company holds several United States patents on various items of laser equipment and components. The Company does not, however, consider the ownership of patents essential to its operations. The first patent, which was issued in January 1990, provides patent protection until 2007 and covers AccuLase's base excimer laser design. The second patent, which was issued in May 1990, provides patent protection until 2007 and covers a liquid filled flexible laser light guide. The third patent, which was issued in May 1991, provides patent protection until 2007, and covers a means of measuring optical fiber power output. The fourth patent, which was issued in September 1991, provides patent protection until 2008 and relates to the laser to optical fiber coupling apparatus used in the AccuLase Laser. The Company also has one U.S. patent application pending relating to a proprietary laser catheter design, which application was initially denied and now is on appeal.

  The Company also received patents for its base excimer laser design in Australia in November 1991, Canada in December 1992, and Israel in February 1993. The Australian, Canadian, and Israeli patents provide protection until August 2004, December 2009, and August 2008, respectively. Patent applications are pending in these countries and in Japan for a fiber optic laser catheter design.

  The Company regards its technological processes and product designs as proprietary and seeks to protect its rights in them through a combination of patents, internal procedures and non-disclosure agreements. The Company also utilizes licenses from third parties for processes and designs used by the Company which are proprietary to other parties. The Company believes that its success will depend in part on the protection of its proprietary information and patents, and the licenses of technologies from third parties.

  There can be no assurances as to the range or degree of protection any patent or registration which may be owned or licensed by the Company will afford, that such patents or registrations will provide any competitive advantages for the Company, or that others will not obtain patents or registrations similar to any patents or registrations owned or licensed by the Company. There can be no assurances that any patents or registrations owned or licensed by the Company will not be challenged by third parties, invalidated, rendered unenforceable or designed around, or that the Company's competitors will not independently develop technologies which are substantially equivalent or superior to the technologies owned or licensed by the Company and which do not infringe patents or proprietary rights of the Company. Further, there can be no assurances that any pending patent or registration applications or future applications will result in the issuance of a patent or registration. There can be no assurances that the Company or any licensor to the Company will be successful in protecting its proprietary rights. No assurances can be given that the technology owned or licensed by the Company will not infringe on patents or proprietary rights of others, or that the Company can obtain or renew licenses to use such proprietary rights, if necessary.

  To the extent that the Company relies upon trade secrets and unpatented know-how, and the development of new products and improvements of existing products in establishing and maintaining a competitive advantage in the market for the Company's products and services, there can be no assurances that such proprietary technology will remain a trade secret or be available to the Company, or that others will not develop substantially equivalent or superior technologies to compete with the Company's products and services.

  Any asserted claims or litigation to determine the validity of any third party infringement claims could result in significant expense to the Company or any licensor of such technology and divert the efforts of the Company's technical and management personnel, whether or not such litigation is resolved in favor of the Company or any such licensor. In the event of an adverse result in any such litigation, the Company or any such licensor could be required to expend significant time and resources to develop non-infringing technology or to obtain licenses to the disputed technology from third parties. There can be no assurances that the Company or any such licensor would be successful in such development or that any such licenses would be available to the Company on commercially reasonably terms, if at all.

EMPLOYEES

  As of January 22, 1998, the Company had approximately 35 full-time employees, including 16 employees in the Company's Florida offices, 7 in the Company's Massachusetts offices and 12 in the Company's California corporate offices. These employees include technical, administrative and clerical personnel. The Company intends to hire additional personnel as the development of the Company's business makes such action appropriate. The loss of the services of such key employees as Chaim Markheim could have a material adverse effect on the Company's business. Since there is intense competition for qualified personnel knowledgeable of the Company's industry, no assurances can be given that the Company will be successful in retaining and recruiting needed personnel. See "Management."

  The Company's employees are not represented by a labor union or covered by a collective bargaining agreement, and the Company believes it has good relations with its employees. The Company provides its employees with certain benefits, including health insurance.

PROPERTIES

  AccuLase presently leases approximately 5,400 square feet of office and laboratory space in San Diego, California on a month to month basis, at a monthly rental of $4,719.

  The Company currently occupies approximately 12,000 square feet of office and light manufacturing space at its headquarters in Orlando, Florida, at a monthly rent of $11,000 per month, on a month to month basis. At December 31, 1997, the Company was delinquent in payment of approximately $450,000 of rental obligations on such lease.

  The Company's Analytics Division relocated to a 13,000 square foot office and light manufacturing facility in Wilmington, Massachusetts, in December, 1996 for a five year period at $5,600 per month.

LITIGATION

  In 1996, the Company entered into a consent decree with the Commission where it neither admitted or denied alleged securities law violations in 1992 and early 1993 under prior management, but consented to the issuance of an injunction against any future violation. The alleged events occurred prior to the Company's Chapter 11 Reorganization and involves events which occurred prior to the change in the Company's management and directors. The current management and directors have no connection with this proceeding. No monetary damages were sought.

  AccuLase is the defendant in a lawsuit brought against it and others by Jeffrey Levatter and Sherry Brainerd, former employees of AccuLase, seeking unspecified damages for breach of contract and on various tort grounds (LEVATTER ET AL VS. ACCULASE, INC., ET AL, California Superior Court - San Diego). The management believes that AccuLase has meritorious defenses to all claims in this litigation. However, there can be no assurances as to the outcome of this litigation.

  In June, 1997, the Company was served with a complaint as defendant by Riverboat Landing, Inc., plaintiff, in the County Court of the Eighteenth Judicial Circuit, Seminole County, Florida regarding failed lease negotiations for a facility in Sanford, Florida. The Company has filed a response and is anticipating settlement out of court. The Company had placed a $10,000 deposit on this facility which has been written off in 1996.

  Except as set forth above, the Company knows of no material legal actions, pending or threatened, or judgment entered against the Company or any executive officer or director of the Company in his capacity as such.

                                  MANAGEMENT

  The directors of the Company currently have terms which will end at the next annual meeting of the stockholders of the Company or until their successors are elected and qualified, subject to their prior death, resignation or removal. Officers serve at the discretion of the Board of Directors. There are no family relationships among any of the Company's directors and executive officers.

           NAME                           POSITION                        AGE

     Raymond A. Hartman       President and Chief Executive Officer       51

     Chaim Markheim           Director, Chief Operating Officer
                              and Chief Financial Officer                 53

     Steven Qualls            Director and Executive Vice-President-
                              East Coast Operations                       41

     Alan R. Novak            Director                                    63

  The following table sets forth certain information concerning the members of the Board of Directors and the current executive officers of the Company:

  RAYMOND A. HARTMAN, President and Chief Executive Officer of Laser Photonics, Inc. and AccuLase, Inc., is responsible for the engineering and development of the excimer laser, handpieces and fiberoptics for TMR. He also developed and obtained FDE for TMR as a sole therapy option for CAO patients. Prior employment includes: Founder and President of Electrode Technology, Inc., Union City, California; Vice President of Manufacturing and Research and Development, Applied Medical Technology, Palo Alto, California. Mr. Hartman was an Assistant Professor at The Ohio State University in Columbus Ohio, Business Law and Marketing (Graduate School of Business); Business Policy (Graduate School of Business) and Seapower and Maritime Affairs (ROTC). Mr. Hartman was a Lieutenant in the United States Navy. He received his MBA from The Ohio State University, and a BS with Honors in Chemistry at Montana State University.

  CHAIM MARKHEIM was appointed to the Board of Directors of the Company pursuant to the Plan of Reorganization. Mr. Markheim is a director of Helionetics, Inc. and has served as Helionetics' Chief Operating Officer since May, 1992. Mr. Markheim acted as business consultant to a diversified group of small corporations, including Definition and Helionetics, from 1986 to 1992. Mr. Markheim is a Certified Public Accountant in the State of California. Mr. Markheim holds a Bachelor of Science Degree in Accounting from California State University, at Northridge.

  STEVEN QUALLS was appointed to the Board of Directors of the Company pursuant to the Plan of Reorganization. Mr. Qualls has been an employee of the Company since 1987. He previously served as General Manager, Chief Operating Officer and as President and Chief Executive Officer. Mr.
Qualls previously served as Director of Corporate Development, and Scientific Sales Manager for the Company. Mr. Qualls holds an MBA from the Crummer Graduate School of Business at Rollins College in Winter Park, Florida, and received a BS in Physics from the University of Central Florida.

  ALAN R. NOVAK, Director, is Chairman of Infra Group, L.L.C., an international project finance and development company. He is also Chairman of Lano International, Inc., a real estate development company, and Chairman of American Partners Asset Management ("Holdings") Limited and a director of Strategic Partners (Holdings) Limited, an international airport and seaport development company. Mr. Novak is a graduate of Yale University, Yale Law School, and Oxford University as a Marshall scholar. Mr. Novak practiced law at Cravath, Swaine & Moore and Swidler & Berlin, Chartered. His public service includes a U.S. Supreme court clerkship with Justice Potter Stewart, Senior Counsel, Senator E. M. Kennedy, Senior Executive Assistant to Undersecretary of State, Eugene Rostow, and Executive Director, President Johnson's Telecommunications Task Force. Appointed by President Carter, Mr. Novak served for five years as Federal Fine Arts Commissioner.

                                 COMPENSATION OF
                         EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information concerning compensation of certain of the Company's executive officers, including the Company's Chief Executive Officer and all executive officers (the "Named Executives") whose total annual salary and bonus exceeded $100,000, for the years ended December 31, 1997, 1996 and 1995:


-------------------------------------------------------------------------------------------------------------------------
                         Annual Compensation                Long Term Compensation
                      --------------------------    -------------------------------------------
                                                                            Awards                     Payouts
-------------------------------------------------------------------------------------------------------------------------
Name and                                                            Restricted    Securities
principal                                           Other annual    stock         underlying      LTIP       All other
position              Year     Salary      Bonus    compensation    award(s)      Options/SARs    payouts   compensation
                                                        ($)           ($)              (#)          ($)          ($)
------------------------------------------------------------------------------------------------------------------------
Steven Qualls
 (CEO)                1997    $ 75,000       0           0             0                 0           0            0
Raymond A. Hartman
 (CEO)                1997    $125,000(1)    0           0             0                 0           0            0

Chaim Markheim        1997    $125,000(1)    0           0             0                 0           0            0

Raymond A. Hartman
                      1996    $125,000(1)    0           0             0            60,000           0            0

Steven Qualls
 (CEO)                1996    $ 75,000       0           0             0            60,000           0            0

Paul Cattermole
 (CEO)                1995           0       0           0             0                 0           0            0


-------------------
(1)  Includes paid and accrued salary for each such fiscal year.

OPTION/SAR GRANTS TABLE

     The following table sets forth certain information concerning grants of stock options to certain of the Company's executive officers, including the Named Executives for the year ended December 31, 1997:

                                                                                    Potential
                                                                                    Realizable Value at
                                                                                    Assumed Annual
                                                                                    Rates of Stock Price
                                                                                    Appreciation
                          Individual Grants                                         For Option Term1
--------------------------------------------------------------------------------------------------------
                         Number of    % of
                         Securities   Total
                         Underlying   Options/
                         Options/     SARs             Exercise
                         SARs         Granted to       or Base
                         Granted      Employees        Price         Expiration
Name                       (#)        in Fiscal Year   ($/Share)     Date           5% ($)     10%($)
-------------------------------------------------------------------------------------------------------
Raymond A. Hartman       250,000         ____%           $0.50        10/11/02      _____       _____

_______________________

     1. This chart assumes a market price of $________ for the Common Stock with respect to determining the "potential realizable value" of the shares of Common Stock underlying the options described in the chart, less the amount of the exercise price for such options. Further, the chart assumes the annual compounding of such assumed market price over the relevant periods, without giving effect to commissions or other costs or expenses relating to potential sales of such securities.

     2. These options will vest in the event that certain performance levels are reached with respect to the development of the Company's lasers.

OPTION EXERCISES IN 1997

     No Named Executive exercised any stock option in 1997.

COMPENSATION OF DIRECTORS

     The Company does not compensate directors for services rendered as directors. The Company does not have directors' and officers' liability insurance. The Company intends to obtain directors' and officers' liability insurance, if such insurance is available on terms reasonably affordable to the Company. However, there can be no assurances to this effect.

LIMITATION ON DIRECTORS' LIABILITIES; INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Certificate of Incorporation and Bylaws designate the relative duties and responsibilities of the Company's officers, establish procedures for actions by directors and stockholders and other items. The Company's Certificate of Incorporation and Bylaws also contain extensive indemnification provisions which will permit the Company to indemnify its officers and directors to the maximum extent provided by Delaware law. Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     The Company has no compensatory plans or arrangements which relate to the resignation, retirement or any other termination of an executive officer or key employee with the Company or a change in control of the Company or a change in such executive officer's or key employee's responsibilities following a change in control.

COMMITTEES; COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board has no standing committee on compensation, audit, nominations or any other committees performing equivalent functions.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and the holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. The Company has only received a report required under Section 16(a) of the Exchange Act from Helionetics, one of the Company's 10% stockholders. The Company has not received any such reports from any other of its current executive officers, directors and 10% stockholders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     1. Certain Changes in Management.

     During November 1997, the Company moved its corporate headquarters from Orlando, Florida to 6865 Flanders Drive, Suite G, San Diego, California, 92121. The Company's new corporate telephone number is (619) 455-7030.

     On October 9, 1997, Bernard Katz resigned as a director the Company. Mr. Katz in his resignation letter did not cite any disagreements with the Company on any matter relating to the Company's operations, policies or practices.

     On October 20, 1997, Raymond Hartman was elected to the Board of Directors to fill Mr. Katz's position. Additionally, Mr. Hartman was elected Chief Executive Officer of the Company and Steven Qualls, the prior Chief Executive Officer was appointed Executive Vice President - East Coast Operations. Additionally, Chaim Markheim, a director and Chief Financial Officer was also appointed Chief Operating Officer.

     On October 21, 1997, Maxwell Malone resigned as a director of the Company. Mr. Malone in his resignation letter did not cite any disagreements with the Company on any matter relating to the Company's operations, policies or practices.

     On October 24, 1997, Alan Novak was elected to the Board of Directors to fill Mr. Malone's position.

     2.   Conversion of Convertible Debt.

     In 1995, the Company sold an aggregate of $600,000 in six month convertible, secured notes in a private transactions pursuant to exemption from registration under Regulation S promulgated under the Securities Act. The Company also issued to such persons warrants to purchase up to 500,000 shares of Common Stock which expired in 1995 due to the Company's meeting of certain filing requirements. The noteholders were also granted a transferable one year option to purchase 134,000 additional shares at $2.25 per share, 134,000 shares at $3.00 per share, and 137,000 shares at $3.75 per share, to be delivered either by the Company, or by Helionetics at its option. On February 1, 1996, the notes were converted into an aggregate 538,583 shares of Common Stock at a conversion price of $0.96 per share. At the same time, an additional 30,000 shares were issued for payment of past due consulting services valued at $60,000.

     3.   Key Man Option Plan.

     On January 2, 1996, the Company adopted the Company's 1995 Non Qualified Option Plan for key employees, officers, directors and consultants, and provided for up to 500,000 options to be issued thereunder. The option exercise price is not less than 100 percent of market value on the date granted, 40% of granted Options vest immediately, and may be exercised immediately; 30% vest and may be exercised beginning 12 months after grant; and the remaining 30% vest and may be exercised beginning 24 months from Grant.

     No options may be exercised more than ten years after grant, options are not transferable (other than at death), and in the event of complete termination "For Cause" (other than death or disability) or "voluntary" termination, all "unvested" options automatically terminate.

     On January 2, 1996, a total of 335,000 options were issued at an option exercise price of $1.50 per share to directors and to certain key employees and consultants.

     On July 1, 1997, a total of 108,500 options were issued at an option price of $1.00 per share to certain key officers, directors, employees and consultants.

     4.   Issuance of Shares to Former Affiliates.

     On February 14, 1996, the Company issued privately, 25,000 shares of the Company's Common Stock to Susan E. Barnes. Ms. Barnes is the wife of Bernard
B. Katz, (the former Director and Chairman of the Board of the Company and Helionetics, Inc.), and is a principal stockholder of Helionetics. The shares were issued to Ms. Barnes in consideration for her personal guaranty of $81,000 in lease obligations associated with the Company's Andover facility lease. On October 16, 1996, an additional 100,000 shares of Common Stock were privately issued to Susan E. Barnes in connection with her further personal guaranty of the Andover lease and lease extension, after the lease went into default and the landlord was threatening immediate eviction. This second personal guaranty was secured by a pledge of 391,360 shares of her personally owned Helionetics, Inc. common stock. On February 14, 1996, the Company agreed to issue to Susan E. Barnes, 50,000 shares of Common Stock for services she arranged to provide in connection with raising $1.5 million to finance the Company's emergence from the Bankruptcy Proceeding, at a value of $1.00 per share.

     5.   Issuance of Shares to Key Employees and Consultants

     During fiscal 1996, the Company issued 52,500 shares in exempt transactions to key employees and consultants for services rendered. The Company recognized aggregate consideration of $78,750 on its books and records in the form of services rendered, in exchange for an issuance of these shares. Included were issuances to certain current and former officers and directors for services rendered as follows: (i) Steven Qualls (10,000 shares), (ii) Chaim Markheim (5,000 shares), and (iii) Maxwell Malone (5,000 shares).

     6.   Certain Issuances of Securities

     a. During the second quarter of fiscal 1997, a total of 75,000 shares of Common Stock were privately issued to key employees and outside consultants to the Company for services rendered. In addition, options to acquire 250,000 shares of Common Stock at an exercise price of $0.50 per share and having a five year term were issued, contingent upon certain performance contingencies in the future, to Raymond Hartman.

     b. In September and October 1997, the Company privately sold a total of 679,500 restricted shares of Common Stock in a private placement to certain accredited investors at a price of $1.25 per share. These funds were used in part to pay outside auditors in order to complete the Company's audit, to make a partial payment on delinquent Federal and State taxes outstanding, and to make payments on other outstanding bills.

     c. In September of 1997, Pennsylvania Merchant Group, Ltd. ("PMG"), purchased from Helionetics, with approval of the Federal Bankruptcy Court in the pending Helionetics Chapter 11 Bankruptcy proceeding, all AccuLase debt owed by AccuLase to Helionetics, for a purchase price of $1,000,000.

     In October, 1997, the Company purchased the debt owing by AccuLase, in the amount of $2,159,708 from PMG in consideration of 800,000 shares of Common Stock.

     d. On October 9, 1997, in satisfaction of all compensation owed by the Company to K.B. Equities, Inc. for the consulting services provided through K.B. Equities, Inc. and rendered by Bernard B. Katz to the Company in 1997, the Board of Directors granted options to acquire 100,000 shares of Common Stock to K.B. Equities, Inc., at an exercise price of $0.75 per share, and having a term of seven years. K.B. Equities, Inc. is owned 100% by Susan Barnes, the wife of Bernard Katz. Mr. Katz resigned from the Board of Directors of the Company on October 9, 1997. The Board does not anticipate utilizing the consulting services through K.B. Equities, Inc. in the future.

     e. In November, 1997, the Company issued 1,500,000 shares of Common Stock and 750,000 Warrants in a private placement to certain accredited investors resulting in gross proceeds of $6,000,000 to the Company. The Company also issued 150,000 Warrants and paid a commission of $480,000 to PMG as a placement agent fee.

     The Company believes that all such transactions with affiliates of the Company have been entered into on terms no less favorable to the Company than could have been obtained from independent third parties. The Company intends that any transactions and loans with officers, directors and five percent (5%) or greater stockholders, following the date of this Prospectus, will be on terms no less favorable to the Company than could be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors of the Company.

                              PRINCIPAL STOCKHOLDERS

     The following table reflects, as of the date of this Prospectus, information concerning the beneficial Common Stock ownership of: (a) each director of the Company, (b) each executive officer named in the Summary Compensation Table, (c) each person known by the Company to be a beneficial holder of five percent (5%) or more of its Common Stock, and (d) all executive officers and directors of the Company as a group:

NAME AND ADDRESS                    NO. OF                   PERCENT #
OF BENEFICIAL OWNER                 SHARES    BEFORE OFFERING*   AFTER OFFERING*
------------------------            -------   ---------------    ---------------
Chaim Markheim(1)                 1,805,000        19.42               19.42

Raymond A. Hartman(2)                70,000           **                  **

Steven A. Qualls(3)                  70,000           **                  **

Alan R. Novak(4)                          0           **                  **

Helionetics, Inc.(2)(5)           1,750,000        18.93               18.93

Calvin Hori and Hori                933,100        10.01               10.01
Capital Management, Inc.(6)

Platinum Partners, L.P.(6)          759,000         8.21                8.21

All directors and officers
 as a group(4 persons)(7)         1,945,000        20.63               20.63

________________________________

     #    Pursuant to the rules of the Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

     * Assumes that the shares of Common Stock underlying the Warrants, which are registered in connection with this Prospectus, are not exercised.

     **   Less than 1%.

     1. Mr. Markheim, the Chief Operating Officer, Chief Financial Officer and a director of the Company, is also a director of Helionetics, Inc. ("Helionetics"), a principal stockholder of the Company. Mr. Markheim is the beneficial owner of 5,000 shares of Common Stock registered in the name of his wife, Anna L. Markheim. He is also the beneficial owner of 1,750,000 shares of Common Stock registered in the name of Helionetics. He is also the registered owner of options to purchase up to 50,000 shares of Common Stock. Mr. Markheim's address is 6865 Flanders Drive, Suite G, San Diego, California 92121.

     2. Includes options to purchase up to 60,000 shares of Common Stock registered in his name and options to purchase up to 10,000 shares of Common Stock registered in the name of his wife, Sandra Hartman. Does not include options to purchase up to 250,000 shares of Common Stock which may vest subject to certain schedules. Mr. Hartman's address is 6865 Flanders Drive, Suite G, San Diego, California 92121.

     3. Includes 10,000 shares of Common Stock and options to purchase up to 60,000 shares of Common Stock. Mr. Qualls' address is 12351 Research Parkway, Orlando, Florida 32826.

     4. Mr. Novak's address is 3050 K Street, NW, Suite 105, Washington, D.C. 20007.

     5. The address for Helionetics is 6849 Hayvenhurst Avenue, Van Nuys, California 91406.

     6. The listed persons, Calvin Hori ("Hori"), Hori Capital Management, Inc. ("Hori Capital") and Platinum Partners, L.P. ("Platinum") have jointly filed an Amendment No. 1 to Schedule 13D (the "Schedule 13D"), dated December 1, 1997, with respect to 933,100 shares of Common Stock. The Schedule 13D provides, in pertinent part, that: (a) Hori, Hori Capital and Platinum may be deemed to be the beneficial owners of 759,000 of these shares, and (b) Hori and Hori Capital may be deemed to be the beneficial owners of an additional 174,100 of these shares. The address for each of the listed persons is One Washington Mall, Boston, Massachusetts 02108.

     7.   Includes 1,765,000 shares of Common Stock and options to purchase
up to 180,000 shares of Common Stock.   Does not include options to purchase
up to 250,000 shares of Common Stock which may vest subject to certain schedules. See "Certain Relationships and Related Transactions."

                       DESCRIPTION OF SECURITIES

GENERAL

     The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, par value $0.01 per share. As of the date of this Prospectus, there were issued and outstanding 9,246,095 shares of Common Stock. There were also issued and outstanding warrants and options to purchase up to 1,463,500 shares of Common Stock.

COMMON STOCK

     Holders of the Common Stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds and to share ratably in any distribution of the Company's assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Holders of the Common Stock do not have preemptive rights or other rights to subscribe for additional shares, and the Common Stock is not subject to redemption. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

     Under Delaware law, each holder of a share of Common Stock is entitled to one vote per share for each matter submitted to the vote of the stockholders, and cumulative voting is allowed for the election of directors, if provided for in the Certificate of Incorporation. The Company's Certificate of Incorporation does not provide for cumulative voting.

WARRANTS

     The Company has issued and outstanding, non-callable Warrants to purchase up to 900,000 shares of Common Stock at an exercise price of $4.00 per share, which expire on November 26, 2002. The 900,000 shares underlying the Warrants are being registered in connection with this Prospectus.

OPTIONS

     The Company has issued and outstanding options to purchase 563,500 shares of Common Stock to various employees, officers, directors and consultants of the Company at exercise prices ranging from $0.50 to $1.50 per share, 343,000 of which are currently exercisable. See "Compensation of Executive Officers and Directors - Stock Option Plans."

TRANSFER AGENT

     The transfer agent for the Common Stock is American Stock Transfer & Trust Co., New York, New York.

CERTAIN BUSINESS COMBINATIONS

     Delaware law contains a statutory provision which is intended to curb abusive takeovers of Delaware corporations. The effect of such "anti-takeover" provisions may delay, deter or prevent a takeover of the Company which the stockholders may consider to be in their best interests, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of their securities at above-market prices, or limit the ability of stockholders to remove incumbent directors as readily as the stockholders may consider to be in their best interests.

     Section 203 of the Delaware General Corporation Law addresses the problem by preventing certain business combinations of the corporation with interested stockholders within three years after such stockholders become interested. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three (3) years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or
(iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

               SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     The shares of the Company's Common Stock offered hereby by the Selling Stockholders may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the shares of Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of Common Stock may be deemed to be underwriters and any profit on the sale of shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.
 At the time a particular offer of shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the specific shares to be sold and the terms of the offering, including the name or names of any underwriters, dealer-agents, any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The shares of Common Stock may be sold from time to time in one or more transactions at a fixed offering price which may be changed or at varying prices determined at the time of sale or negotiated prices.

     The Company has paid all of the expenses incident to the offering of the shares of the Common Stock offered by the Selling Stockholders, other than commissions and discounts of underwriters, dealers or agents and the fees and expenses of counsel to the Selling Stockholders.

     As of the date of this Prospectus, none of the Selling Stockholders or their affiliates is a director, executive officer or 5% or greater beneficial stockholder of the Company.

     The following table sets forth certain information related to the number of shares of Common Stock and shares underlying the Warrants which may be offered by the Selling Stockholders pursuant to this Prospectus:

                                                              NUMBER OF SHARES
     SELLING STOCKHOLDERS             NUMBER OF SHARES      UNDERLYING WARRANTS
     --------------------             ----------------      -------------------

1.   Frank A. Abruzzese                      5,000
2.   Accrued Investments, Inc.              15,000                  7,500
3.   David S. Allsopp                       57,900
4.   Fran M. Auch                           16,500
5.   Kenneth J. Beahan                      10,000
6.   Mary E. Bowler                          7,000
7.   William P. Brown                       10,000
8.   Frank J. Campbell III                 100,000
9.   Steven G. and Riki Charles              2,000
10.  Coutts (Jersey) Limited               240,000                 20,000
11.  Amir L. Ecker(1)                      160,000                 37,500
12.  EDJ Limited                            20,000                 10,000
13.  Joseph M. and Linda Evancich           10,000
14.  Peter J. Faillace, Jr.(2)              10,000
15.  Richard S. Frary                       15,000                  7,500
16.  Jay M. and Sandee Fuller               25,000                 12,500
17.  Kathleen M. Furgiuele                   1,000
18.  Joseph E. Gallo, Trustee, FBO
     Children's Family Trust, dated
     August 17, 1990                       125,000                 62,500
19.  Richard Gibbs                          26,875                  8,438
20.  Richard C. Goodwin                     25,000                 12,500
21.  Jon D. and Linda W. Gruber (3)         87,500                 43,750
22.  Penelope S. and Richard A. Hansen(4)  105,000
23.  Holmes Partners, L.P.                  12,500                  6,250
24.  Jubilee Partners Family Limited
     Partnership                            10,000
25.  Clifford Kalista(5)                    50,000
26.  Lagunitas Partners, L.P.              162,500                 81,250
27.  Lancaster Investment Partners, L.P.   200,000                 50,000
28.  Legion Fund, Ltd.                      25,000                 12,500
29.  James J. and Carolyn Lennon            10,000
30.  Mary M. Losty                          25,000                 12,500
31.  Larry Martin                          200,000                100,000
32.  Michael A. Martorelli                  10,000
33.  Irving L. Mazer                         5,625                  2,812
34.  John J. McAtee, Jr.(6)                100,000
35.  Scott McQueen                          10,000                  5,000
36.  Salomon E. and Flor Melgen             50,000                 25,000
37.  Millridge Corporation                 100,000
38.  Harry Mittelman(7)                     86,100                 33,000
39.  J. Gregory O'Meara                     10,000
40.  Vincent Papa                           10,000
41.  David Parke                             5,000
42.  George Parlby                          48,000                 24,000
43.  Eric and Ellen Peterson                22,500                  6,250
44.  Arnold A. Phipps, III                  20,000
45.  Porter Partners, L.P.                 110,000                 30,000

                                                              NUMBER OF SHARES
     SELLING STOCKHOLDERS             NUMBER OF SHARES      UNDERLYING WARRANTS
     --------------------             ----------------      -------------------
46.  ProFutures Special
     Equities Fund, L.P.                    125,000                62,500
47.  Peter S. Rawlings(8)                   200,000
48.  Charles Robins                          25,000
49.  Leonid Roytman                          10,000                 5,000
50.  James M. Sheridan                        5,000
51.  Linda D. and Joseph T. Simon             5,000
52.  Robert M. Smith                         10,000
53.  Perry D. Snavely, Jr.(9)                52,500
54.  Sonz Partners, L.P.                     50,000                25,000
55.  Elliot Stein, Jr.                       12,500                 6,250
56.  Teal Fund, L.P.                         62,500                31,250
57.  R. Scott Williams                       20,000
58.  Carolyn Wittenbraker                     6,000                 3,000
59.  Pennsylvania Merchant Group                                  150,000

          TOTAL                          ----------              --------
                                          2,979,500               900,000
___________________________

     1. Includes the number of Shares and Warrants registered in the names of the persons set forth hereinafter, as follows: (a) Amir L. Ecker (95,000 Shares and 12,500 Warrants), (b) Amir L. and Maria T. Ecker (7,500 Shares and 3,750 Warrants), (c) Amir L. Ecker IRA (30,000 Shares and 15,000 Warrants), and (d) The Ecker Family Partnership (27,500 Shares and 6,250 Shares).

     2. Includes the number of Shares and Warrants registered in the names of the persons set forth hereinafter, as follows: (a) Peter J. Faillace, Jr. (3,000 Shares), (b) Peter J. Faillace, Jr., C/F Matthew Faillace (3,500 Shares), and (c) Peter J. Faillace, Jr., C/F Adam Faillace (3,500 Shares).

     3. Includes the number of Shares and Warrants registered in the names of the persons set forth hereinafter, as follows: (a) Jon D. and Linda W. Gruber (50,000 Shares and 25,000 Warrants), and (b) Gruber & McBaine International (37,500 Shares and 18,750 Warrants).

     4. Includes the number of Shares registered in the names of the persons set forth hereinafter, as follows: (a) Penelope S. Hansen (35,000 Shares) and
(b) Richard A. Hansen (70,000 Shares).

     5. Includes the number of Shares registered in the names of the persons set forth hereinafter, as follows: (a) Clifford Kalista (47,000 Shares), and
(b) Phyllis Kalista (3,000 Shares).

     6. Includes the number of Shares registered in the names of the persons set forth hereinafter, as follows:(a) John J. McAtee, Jr. (84,000 Shares), (b) Elizabeth P. McAtee (8,000 Shares), and (c) John C.C. McAtee (8,000 Shares).

     7. Includes the number of Shares and Warrants registered in the names of the persons set forth hereinafter, as follows: (a) Harry Mittelman (20,100 Shares), (b) Brenda Mittelman (6,000 Shares and 3,000 Warrants), (c) Harry Mittelman, MD, Trustee, Harry Mittelman, MD, APC Pension Profit Sharing Plan FBO Harry Mittelman (15,000 Shares and 7,500 Warrants), and (d) Harry Mittelman, Trustee, The Harry Mittelman Revocable Trust, dated October 22, 1996 (45,000 Shares and 22,500 Warrants.)

     8. Includes the number of Shares registered in the names of the persons set forth hereinafter, as follows: (a) Peter S. Rawlings (160,000 Shares), and
(b) Sarah P. Rawlings (40,000 Shares).

     9. Includes the number of Shares and Warrants registered in the names of the persons set forth hereinafter, as follows: (a) Perry D. Snavely, Jr. (40,000 Shares), and (b) Perry D. Snavely IRA (12,500 Shares and 6,250 Warrants.)

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, the Company had issued and outstanding 9,246,095 shares of Common Stock. There are currently 105,000 shares of Common Stock which are restricted shares and 9,141,095 shares which are freely tradeable or eligible to have the restrictive legend removed pursuant to Rule 144(k) promulgated under the Securities Act. Further, the Company has issued and outstanding options to purchase up to 563,500 shares of Common Stock, 343,000 of which are currently exercisable, and warrants to purchase up to 900,000 shares of Common Stock.

     Holders of restricted securities must comply with the requirements of Rule 144 in order to sell their shares in the open market. In general, under Rule 144 as currently in effect, any affiliate of the Company and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period in brokerage transactions or to marketmakers a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 92,461 shares immediately after this Offering), or (ii) the average weekly trading volume reported in the principal market for the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirement and availability of current public information about the Company.
 Nonaffiliates who have held their restricted shares for two years are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates of the Company for the three months preceding such sale.

     The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price of Common Stock. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of the Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

                                LEGAL MATTERS

     Certain matters with respect to the validity of the Shares offered by the Selling Stockholders will be passed upon for the Company by Matthias & Berg LLP, Los Angeles, California.

                            ADDITIONAL INFORMATION

   The Company has filed with the Commission, a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibits. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained from the Public Reference Room of the Commission at its principal office in Washington, D.C. at prescribed rates. In addition, such materials may be accessed electronically at the Commission's site on the World Wide Web, located at http://www.sec.gov.

   The Company is currently subject to the reporting requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549; and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at its principal office in Washington, D.C. at prescribed rates. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                           PAGE
                                                                           ----

INDEPENDENT AUDITOR'S REPORT - HEIN + ASSOCIATES LLP . . . . . . . . . . . F-2

INDEPENDENT AUDITOR'S REPORT - Corbin & Wertz. . . . . . . . . . . . . . . F-3

CONSOLIDATED BALANCE SHEETS - December 31, 1995 and 1996, and
     September 30, 1997 (unaudited). . . . . . . . . . . . . . . . . . . . F-4

CONSOLIDATED STATEMENTS OF OPERATIONS - For the year ended December 31,
     1994, the period from January 1, 1995 through May 22, 1995, the period from May 23, 1995 through December 31, 1995, the year ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited). . . . . . . . . . . . . . . . . . . . . . . . . F-5

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) - For the year from January 1, 1994 through December 31, 1996 and the nine months ended September 30, 1997 (unaudited). . . . . . . . . . . . . . . . . F-6

CONSOLIDATED STATEMENTS OF CASH FLOWS - For the year ended December 31,
     1994,the period from January 1, 1995 through May 22, 1995, the period from May 23, 1995 through December 31, 1995, for the year ended
     December 31, 1996 and for the nine months ended September 30 1996 and
     1997 (unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . F-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . .F-11

                             INDEPENDENT AUDITOR'S REPORT

Board of Directors
Laser Photonics, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Laser Photonics, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the periods from January 1, 1995 through May 22, 1995 and May 23, 1995 through December 31, 1995 and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laser Photonics, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the periods from January 1, 1995 through May 22, 1995 and May 23, 1995 through December 31, 1995 and the year ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1, on May 22, 1995, the U.S. Bankruptcy Court entered an order confirming the Company's Plan of Reorganization. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization under the Bankruptcy Code," for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods.

Our audits referred to above include audits of the financial statement schedule listed under Item 16(b) of the Registration Statement on Form S-1
(No.       ).  In our opinion, the financial statement schedule presents fairly, in all material respects, in relation to the financial statements taken as a whole, the information required to be stated therein.

HEIN + ASSOCIATES LLP
Certified Public Accountants

Orange, California
September 5, 1997, except for the second to the last paragraph of Note 12 which is as of September 23, 1997 and the last paragraph of Note 12 which is as of September 30, 1997.

                             INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Laser Photonics, Inc. and Subsidiary


We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit), and cash flows of Laser Photonics, Inc. and subsidiary (the "Company") (as a debtor-in-possession pending approval for reorganization under Chapter 11 of the U.S. Bankruptcy Code as of May 13, 1994 - see Note 1) for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the operations and cash flows of Laser Photonics, Inc. and subsidiary for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

We have also audited Schedule II for the year ended December 31, 1994. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

The accompanying consolidated financial statements have been prepared assuming that Laser Photonics, Inc. and subsidiary will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company filed a voluntary petition for protection under Chapter 11 of Title 11 of the U.S. Bankruptcy Code on May 13, 1994. The Plan was confirmed on May 12, 1995. The Company has lost several significant customers and its operations do not generate sufficient cash flow to meet its anticipated future obligations. These uncertainties raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Corbin & Wertz
Certified Public Accountants

Irvine, California
July 31, 1995

                        LASER PHOTONICS, INC. AND SUBSIDIARIES

                             CONSOLIDATED BALANCE SHEETS



                                                                         DECEMBER 31,         DECEMBER 31,         SEPTEMBER 30,
                                                                             1995                 1996                  1997
                                                                         ------------         ------------         -------------
                                                                                                                    (unaudited)
                                                               ASSETS
CURRENT ASSETS:
     Cash                                                                $     61,086         $        -           $    416,101
     Accounts receivable, net of allowance for doubtful
          accounts of $100,000 at December 31, 1995 and 1996, and
          September 30, 1997 (unaudited)                                      256,369              383,435              409,297
     Inventories                                                              855,864              891,011              834,097
     Prepaid expenses and other assets                                         24,560                7,722               16,770
                                                                         ------------         ------------         ------------
               Total current assets                                         1,197,879            1,282,168            1,676,265
PROPERTY AND EQUIPMENT, net of accumulated
     depreciation of $162,892, $389,382, and $384,020 at
     December 31, 1995 and 1996, and September 30, 1997 (unaudited),
     respectively                                                             537,122              294,842              139,532

PATENT COSTS, net of accumulated amortization of
     $7,259, $15,612, and $39,242 at December 31, 1995 and 1996, and
     September 30, 1997 (unaudited), respectively                              75,613               67,260               85,995

EXCESS OF COST OVER NET ASSETS OF ACQUIRED
     COMPANIES, net of accumulated amortization of $303,148,
     $822,830, and $1,472,536 at December 31, 1995 and 1996, and
     September 30, 1997 (unaudited), respectively                           2,035,421            1,515,739            1,125,876

REORGANIZATION GOODWILL, net of accumulated
     amortization of $222,600 and $2,137,025 in 1995 and 1996,
     respectively                                                           1,914,425                  -                    -

OTHER ASSETS                                                                   36,008               35,073               34,089
                                                                         ------------         ------------         ------------
TOTAL ASSETS                                                             $  5,796,468         $  3,195,082         $  3,061,757
                                                                         ------------         ------------         ------------
                                                                         ------------         ------------         ------------

                                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
     Notes payable - current portion                                     $     97,191         $   696,453          $    501,391
     Accounts payable                                                         680,456             698,286               901,451
     Accrued payroll and related expenses                                     352,558             670,481               589,700
     Other accrued liabilities                                                677,921             945,791               737,584
                                                                         ------------         ------------         ------------
               Total current liabilities                                    1,808,126            3,011,011            2,730,126
NOTES PAYABLE, less current portion                                           866,516              282,559            2,442,267
DEFERRED REVENUE                                                              500,000                  -                363,307
DUE TO RELATED PARTY                                                        1,935,612            1,991,440                  -
                                                                         ------------         ------------         ------------
               Total liabilities                                            5,110,254            5,285,010            5,535,700
                                                                         ------------         ------------         ------------

COMMITMENTS AND CONTINGENCIES (Notes 3, 8 and
     11)

STOCKHOLDERS' EQUITY (DEFICIT):
     Common stock, $.01 par value; 10,000,000 shares authorized,
          5,000,000, 6,162,583, and 6,846,095 shares outstanding at
          December 31, 1995 and 1996, and September 30, 1997
          (unaudited), respectively                                            50,000               61,626               68,471
     Additional paid-in capital                                             2,760,028            5,330,228            6,704,341
     Accumulated deficit                                                   (2,123,814)          (7,481,782)          (9,246,755)
                                                                         ------------         ------------         ------------
               Total stockholders' equity (deficit)                           686,214           (2,089,928)          (2,473,943)
                                                                         ------------         ------------         ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
     (DEFICIT)                                                           $  5,796,468         $  3,195,082         $  3,061,757
                                                                         ------------         ------------         ------------
                                                                         ------------         ------------         ------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                        LASER PHOTONICS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  PERIOD FROM  PERIOD FROM
                                                   JANUARY 1,  MAY 23, 1995              NINE MONTHS   NINE MONTHS
                                       YEAR ENDED    1995 TO        TO       YEAR ENDED     ENDED         ENDED
                                       DECEMBER 31,   MAY 22,  DECEMBER 31, DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30,
                                          1994         1995        1995        1996          1996          1997
                                       ------------ ----------- ----------- ------------ ------------  ------------
                                                                                          (Unaudited)  (Unaudited)
SALES                                  $ 5,714,619 $ 1,241,814  $ 1,408,459  $ 2,901,454  $ 2,161,608   $ 2,677,392
                                       ----------- ------------ -----------  ------------ -----------  ------------
COSTS AND EXPENSES:
  Cost of sales                          4,535,299   1,206,559    1,282,155    2,329,299    1,666,027     1,601,569
  Selling, general and administrative    1,446,807     696,065      566,805    1,158,841    1,400,354     1,566,714
  Research and development                 477,404     136,211      806,021      850,993      273,904       323,758
  Bad debt expense related to
    Related Party receivable                     -           -            -      662,775            -             -
  Write off of reorganization
    goodwill                                     -           -            -    1,486,823            -             -
  Depreciation and amortization            253,312      43,010      695,900    1,214,876      925,058       512,857
                                       ----------- ------------ -----------  ------------  ----------- ------------
                                         6,712,822   2,081,845    3,350,881    7,703,607    4,265,343     4,004,898
                                       ----------- ------------ -----------  ------------  ----------- ------------
LOSS FROM OPERATIONS                      (998,203)   (840,031)  (1,942,422)  (4,802,153)  (2,103,735)   (1,327,506)
                                       ----------- ------------ -----------  ------------  ----------- ------------

OTHER INCOME (EXPENSE):
  Unrealized loss on available-for-
    sale-securities                       (256,577)          -            -            -            -             -
  Interest expense                        (406,673)   (175,677)    (150,109)    (392,000)    (305,802)     (289,804)
  Reorganization expense                  (602,318)          -            -            -            -             -
  Other, net                                29,942      86,759      (31,283)    (163,815)     (78,560)     (147,663)
                                       ----------- ------------ -----------  ------------  ----------- ------------

LOSS BEFORE EXTRAORDINARY ITEM          (2,233,829)   (928,949)  (2,123,814)  (5,357,968)  (2,488,097)   (1,764,973)
                                       ----------- ------------ -----------  ------------  ----------- ------------
  Extraordinary item - gain from
    organization                                 -   5,768,405            -            -            -             -
                                       ----------- ------------ -----------  ------------  ----------- ------------
NET INCOME (LOSS)                      $(2,233,829) $4,839,456  $(2,123,814) $(5,357,968) $(2,488,097)  $(1,764,973)
                                       ----------- ------------ -----------  ------------  ----------- ------------
                                       ----------- ------------ -----------  ------------  ----------- ------------


LOSS PER SHARE                                                       $(0.42)      $(0.95)      $(0.46)       $(0.28)
                                                                -----------  ------------  ----------- ------------
                                                                -----------  ------------  ----------- ------------
WEIGHTED AVERAGE SHARES                                           5,000,000    5,619,668    5,408,775     6,253,359
                                                                -----------  ------------  ----------- ------------
                                                                -----------  ------------  ----------- ------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.



                                                                     F-5


                                                   LASER PHOTONICS, INC. AND SUBSIDIARIES

                                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                        FOR THE PERIOD FROM JANUARY 1, 1994 THROUGH DECEMBER 31, 1996
                                          AND THE NINE MONTHS ENDING SEPTEMBER 30, 1997 (UNAUDITED)


                                                        COMMON STOCK          ADDITIONAL
                                                     ----------------------    PAID-IN    ACCUMULATED
                                                        SHARES       AMOUNT    CAPITAL      DEFICIT       TOTAL
                                                     ----------    --------  ------------ -----------  -----------
BALANCES, January 1, 1994                            6,312,112     $ 63,121 $ 11,318,259 $(15,790,614)  $(4,409,234)
  Net loss                                                   -            -            -   (2,233,829)   (2,233,829)
                                                    -----------    --------  ------------ -----------   -----------
BALANCES, December 31, 1994                          6,312,112       63,121   11,318,259  (18,024,443)   (6,643,063)
  Net income                                                 -            -            -    4,839,456     4,839,456
  Elimination of old stockholders' interest,
    and accumulated deficit                         (6,312,112)     (63,121) (11,318,259)  13,184,987     1,803,607
  Issuance of new shares                             5,000,000       50,000    2,760,028            -     2,810,028
                                                    -----------    --------  ------------ -----------   -----------

BALANCES, May 22, 1995                               5,000,000       50,000    2,760,028            -     2,810,028
  Net loss                                                   -            -            -   (2,123,814)   (2,123,814)
                                                    -----------    --------  ------------ -----------   -----------

BALANCES, December 31, 1995                          5,000,000       50,000    2,760,028   (2,123,814)      686,214
  Conversion of convertible debentures
    and related accrued interest                       538,583        5,386      519,896            -       525,282
  Exercise of stock options                            268,000        2,680      700,820            -       703,500
  Stock issued for prior year services                 148,500        1,485      171,640            -       173,125
  Stock issued for rent                                 30,000          300       59,700            -        60,000
  Stock issued as compensation                         177,500        1,775      264,475            -       266,250
  Capital contribution from Helionetics                      -            -      853,669            -       853,669
  Net loss                                                   -            -            -   (5,357,968)   (5,357,968)
                                                    -----------    --------  ------------ -----------   -----------

BALANCES, December 31, 1996                          6,162,583       61,626    5,330,228   (7,481,782)   (2,089,928)
  Stock issued in private placement (unaudited)        579,500        5,795      718,580            -       724,375
  Stock issued for services (unaudited)                105,000        1,050      655,533            -       656,583
  Net loss (unaudited)                                       -            -            -   (1,764,973)   (1,764,973)
                                                    -----------    --------  ------------ -----------   -----------

BALANCES, September 30, 1997                         6,847,083      $68,471   $6,704,341  $(9,246,755)  $(2,473,943)
                                                    -----------    --------  ------------ -----------   -----------
                                                    -----------    --------  ------------ -----------   -----------

                           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.



                                                                     F-6


                                                   LASER PHOTONICS, INC. AND SUBSIDIARIES

                                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    PERIOD FROM  PERIOD FROM
                                                 JANUARY 1, 1995 MAY 23, 1995              FOR THE NINE  FOR THE NINE
                                       YEAR ENDED      THROUGH      THROUGH   YEAR ENDED   MONTHS ENDED  MONTHS ENDED
                                       DECEMBER 31,    MAY 22,   DECEMBER 31, DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30,
                                           1994         1995        1995          1996         1996          1997
                                       ------------ ----------- ------------ ------------  ------------  -------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss)                    $(2,233,829)$ 4,839,456  $(2,123,814) $(5,357,968) $(2,488,097)  $(1,764,973)
  Adjustments to reconcile net income
    (loss) to net cash used in
    operating activities:
     Depreciation and amortization         253,312      43,010      695,900    1,214,876      925,058       512,857
      Write off of reorganization
       goodwill                                  -           -            -    1,486,823            -             -
     Bad debt expense related to
       Related Party receivable                  -           -            -      662,775            -             -
     Allowance for doubtful accounts       141,941      23,604     (141,200)           -            -             -
     Loss on disposal of property and
       equipment                             9,674           -            -            -            -             -
     Non cash compensation expense               -           -            -            -            -       560,958
     Non cash interest expense                   -           -            -            -            -       150,000
     Stock issued to pay legal fees              -           -            -            -            -        95,625
     Stock issued to pay interest                -           -            -       25,282            -             -
     Stock issued to pay rent                    -           -            -       60,000            -             -
     Stock issued as compensation                -           -            -      266,250            -             -
     Gain on sale of marketable
       securities                                -           -      (86,759)           -            -             -
     Unrealized loss on marketable
       securities                          256,577           -            -            -            -             -
     Gain on reorganization                      -  (5,768,405)           -            -            -             -
     Changes in operating assets and
       liabilities:
         Accounts receivable                45,953      70,808      296,348     (127,066)    (385,512)      (25,862)
         Inventories                       732,240     (31,422)     312,874      (35,147)     (96,661)       56,914

                                                                 (continued)


                                                                     F-7

                                                   LASER PHOTONICS, INC. AND SUBSIDIARIES

                                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                 (CONTINUED)

                                                    PERIOD FROM  PERIOD FROM
                                                 JANUARY 1, 1995 MAY 23, 1995              FOR THE NINE  FOR THE NINE
                                       YEAR ENDED      THROUGH      THROUGH   YEAR ENDED   MONTHS ENDED  MONTHS ENDED
                                       DECEMBER 31,    MAY 22,   DECEMBER 31, DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30,
                                           1994         1995        1995          1996         1996          1997
                                       ------------ ----------- ------------ ------------  ------------  -------------
         Prepaid expenses and other
           assets                           65,839     (10,552)      37,838       16,838      (32,236)      (32,701)
         Accounts payable                  102,609      89,779      382,733       17,830      184,226       203,165
         Accrued payroll and related
           expenses                              -      33,928      167,940      317,923     (227,914)      (80,781)
         Other accrued liabilities         754,423     693,704     (899,812)     440,995      927,961      (208,207)
         Liabilities subject to
           compromise                     (969,364)          -            -            -            -             -
         Due to parent company                   -           -     (199,189)           -            -             -
                                       -----------  ----------- -----------   -----------  -----------  -----------
     Net cash used in operating
       activities                         (840,625)    (16,090)  (1,557,141)  (1,010,589)  (1,193,175)     (533,005)
                                       -----------  ----------- -----------   -----------  -----------  -----------

CASH FLOWS FROM INVESTING
  ACTIVITIES:
    Acquisitions of property and
      equipment                            (13,633)    (17,286)      (4,702)     (16,024)     (26,034)      (23,462)
   Proceeds from disposal of property
      and equipment                          5,880           -            -            -            -        61,680
   Acquisition of patents                        -           -      (11,845)           -            -             -
   Advances to Parent Company                    -           -            -     (292,900)     523,874        18,268
   Proceeds from sale of marketable
      securities                                 -           -      150,701            -            -             -
   Deferred income                               -           -                         -            -       363,307
   Other assets                             49,594           -            -            -            -             -
                                       -----------  ----------- -----------   -----------  -----------  -----------
     Net cash provided by (used in)
       investing activities                 41,841     (17,286)     134,154     (308,924)     497,840       419,793
                                       -----------  ----------- -----------   -----------  -----------  -----------
                                                                 (continued)

                                                                     F-8


                                                   LASER PHOTONICS, INC. AND SUBSIDIARIES

                                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                 (CONTINUED)

                                                    PERIOD FROM  PERIOD FROM
                                                 JANUARY 1, 1995 MAY 23, 1995              FOR THE NINE  FOR THE NINE
                                       YEAR ENDED      THROUGH      THROUGH   YEAR ENDED   MONTHS ENDED  MONTHS ENDED
                                       DECEMBER 31,    MAY 22,   DECEMBER 31, DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30,
                                           1994         1995        1995          1996         1996          1997
                                       ------------ ----------- ------------ ------------  ------------  -------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
    Payments on liabilities subject to
     compromise                             (9,126)          -            -            -            -             -
    Proceeds from notes payable                  -           -      500,000       92,952            -             -
    Payments on notes payable                    -           -      (31,888)     (67,647)    (534,054)     (195,062)
    Capital contributions from Parent
     Company                                     -           -            -      529,622            -             -
    Decrease in debt issuance costs        327,318           -            -            -            -             -
    Proceeds from exercise of stock
     options                                     -           -            -      703,500            -             -
    Cash proceeds from issuance of new
     shares                                      -   1,000,000            -            -    1,229,136       724,375
                                       -----------  ----------- -----------   -----------  -----------  -----------
       Net cash provided by financing
         activities                        318,192   1,000,000      468,112    1,258,427      695,082       529,313
                                       -----------  ----------- -----------   -----------  -----------  -----------

  NET INCREASE (DECREASE) IN CASH         (480,592)    966,624     (954,875)     (61,086)        (253)      416,101

  CASH, at beginning of period             529,929      49,337    1,015,961       61,086       61,087             -
                                       -----------  ----------- -----------   -----------  -----------  -----------

  CASH, at end of period               $    49,337 $ 1,015,961  $    61,086  $         -  $    60,834   $   416,101
                                       -----------  ----------- -----------   -----------  -----------  -----------
                                       -----------  ----------- -----------   -----------  -----------  -----------



  SUPPLEMENTAL DISCLOSURES OF CASH
    FLOW INFORMATION:
      Cash paid during the year for:
        Interest                       $    17,622  $  169,125  $   204,260  $   189,021   $  102,823   $   123,924
                                       -----------  ----------- -----------   -----------  -----------  -----------
                                       -----------  ----------- -----------   -----------  -----------  -----------
        Income taxes                   $         - $         -  $         -  $         -   $        -   $         -
                                       -----------  ----------- -----------   -----------  -----------  -----------
                                       -----------  ----------- -----------   -----------  -----------  -----------
                                                                 (continued)

                                                                     F-9


                                                   LASER PHOTONICS, INC. AND SUBSIDIARIES

                                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                 (CONTINUED)

                                                    PERIOD FROM  PERIOD FROM
                                                 JANUARY 1, 1995 MAY 23, 1995              FOR THE NINE  FOR THE NINE
                                       YEAR ENDED      THROUGH      THROUGH   YEAR ENDED   MONTHS ENDED  MONTHS ENDED
                                       DECEMBER 31,    MAY 22,   DECEMBER 31, DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30,
                                           1994         1995        1995          1996         1996          1997
                                       ------------ ----------- ------------ ------------  ------------  -------------

  Reorganization items:
    Elimination of old equity          $         - $ 8,500,961  $         -  $         -   $        -   $         -
    Record fixed assets at fair value            -    (425,834)           -            -            -             -
    Contribution of AccuLase assets
      and liabilities                            -     892,882            -            -            -             -
    Reorganization goodwill                      -   2,136,829            -            -            -             -
    Elimination of debt                          -   6,343,613            -            -            -             -
    Other                                        -     487,567            -            -            -             -
  Non-cash financing transactions:
    Conversion of convertible
      debentures to common stock       $         -  $        -  $         -  $   500,000   $        -   $         -
                                       -----------  ----------- -----------   -----------  -----------  -----------
                                       -----------  ----------- -----------   -----------  -----------  -----------
    Stock issued for accrued prior
       year services                   $         -  $        -  $         -  $   173,125   $        -   $         -
                                       -----------  ----------- -----------   -----------  -----------  -----------
                                       -----------  ----------- -----------   -----------  -----------  -----------
    Reclassification of Helionetics
       advances to Additional Paid-in
       Capital                         $         -  $        -  $         -  $   324,047   $        -   $         -
                                       -----------  ----------- -----------   -----------  -----------  -----------
                                       -----------  ----------- -----------   -----------  -----------  -----------





                           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                                                    F-10

                        LASER PHOTONICS, INC. AND SUBSIDIARIES

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

1.   ORGANIZATION AND NATURE OF OPERATIONS:

     NATURE OF OPERATIONS - Laser Photonics, Inc. and subsidiaries (the Company) is principally engaged in the development, manufacture and marketing of laser systems and accessories for medical and scientific applications and, through its 76% owned subsidiary, AccuLase, Inc., is developing excimer laser and fiber optic equipment and techniques directed toward the treatment of coronary heart disease.

     As of December 31, 1996, the Company was a 61% owned subsidiary of Helionetics, Inc. (Helionetics). Subsequent to December 31, 1996, Helionetics sold 2,000,000 shares of the Company's common stock, thereby reducing its ownership to 25% as of September 5, 1997.

     BANKRUPTCY FILING AND PLAN OF REORGANIZATION - On May 13, 1994, the Company filed a voluntary petition of reorganization with the U.S. Bankruptcy Court in the Middle District of Florida (the Bankruptcy Court) for protection under Chapter 11 of Title 11 of the U.S. Bankruptcy Code (the Bankruptcy
     Code). The Company was subsequently authorized to conduct its business operations as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court.

     On May 22, 1995, the Company's Plan of Reorganization (the Plan) was confirmed by the Bankruptcy Court. The implementation of the terms of the Plan resulted in the Company's adoption of "fresh start" accounting as described in Statement of Position 90-7, "FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE." The Plan included, among other things, the following provision:

          (a) Helionetics paid the Company $1,000,000 in cash, $215,000 in expenses, and transferred to the Company all of Helionetics' rights and interest in and to 76.1% of the common stock of AccuLase, Inc. In addition, Helionetics committed to fund the cost of research and development of AccuLase's excimer laser technology for a minimum of two years from the effective date. In exchange for the foregoing consideration, the Company issued to Helionetics shares of the Company's new common stock such that, following the issuance of all stock to be issued under the Plan, Helionetics owned 75% of new common stock of the Company.

          (b) In exchange for the forgiveness of certain unsecured debt, the Company issued to unsecured creditors shares of the Company's new stock such that, following the issuance of all new stock to be issued under the Plan, the unsecured creditors owned 20% of new common stock of the Company.

          (c) The existing shareholders of the Company had their shares canceled in exchange for the issuance of shares of the Company's new common stock equal to 5% of the new common stock of the Company.

     The acquisition of AccuLase has been accounted for as a purchase and the results of operations of AccuLase have been included in these consolidated financial statements since May 23, 1995.

     FRESH START REPORTING - Under the provisions of SOP 90-7, the Company is required to adopt fresh start reporting as of May 22, 1995 since the reorganization value (approximate fair value at the date of reorganization) was less than the total of all postpetition liabilities and allowed prepetition claims, and holders of existing voting shares before the effective date received less than 50% of the voting shares of the emerging entity. Accordingly, the statement of operations for the period ended May 22, 1995 reflects the effects of the forgiveness of debt resulting from confirmation of the plan of reorganization and the effects of the confirmation of the Plan and the effects of the adjustments to restate assets and liabilities to reflect the reorganization value of reorganized Laser Photonics, Inc.

     In adopting fresh start reporting, the Company was required to determine its reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the Company immediately after its emergence from Chapter 11 status. The reorganization value is based upon the consideration given by Helionetics to acquire a 75% interest in the Company. The purchase price of $1,894,122 was determined based upon cash paid and the carrying value of the 76.1% interest in AccuLase owned by Helionetics.

     All assets and liabilities are restated to reflect their reorganization value in accordance with procedures specified in Accounting Principles Board Opinion 16 "Business Combinations" (APB 16) as required by SOP 90-7. The portion of the reorganization value that could not be attributed to specific tangible or identified intangible assets has been classified as reorganization value in excess of amounts allocable to identifiable assets ("Reorganization Goodwill") and was being amortized over five years. Because of the magnitude of the Company's losses since emerging from bankruptcy the balance was written off as of December 31, 1996.

     In addition, the accumulated deficit of the Company was eliminated and its capital structure was recast in conformity with the approved plan. As such, the consolidated financial statements of the Company as of December 31, 1995 and for the seven and one half months then ended represent that of the Successor Company which, in effect, is a new entity with assets, liabilities and a capital structure having carrying values not comparable with prior periods. The accompanying consolidated financial statements for the five and one half months ended May 22, 1995 represent that of the Predecessor Company.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, Laser Analytics, Inc., and AccuLase, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

     STATEMENT OF CASH FLOWS - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     IMPAIRMENT OF LONG-LIVED ASSETS - In the event that facts and circumstances indicate that the cost of assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

     STOCK BASED COMPENSATION - In October 1995, the Financial Accounting Standards Board issued a new statement titled "Accounting for Stock-Based Compensation" (FAS 123) which the Company adopted January 1, 1996. FAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Companies that do not adopt the fair value accounting rules must disclose the impact of adopting the new method in the notes to the financial statements. Transactions in equity instruments with non-employees for goods or services must be accounted for on the fair value method. The Company has elected not to adopt the fair value accounting prescribed by FAS 123 for employees, and will be subject only to the disclosure requirements prescribed by FAS 123.

     REVENUE RECOGNITION - Revenues are recognized upon shipment of products to customers.

     INVENTORIES - Inventories are stated at the lower of cost or market, determined by the first-in, first-out method.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 7 years) of the respective assets. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

     INTANGIBLE ASSETS - Patents are carried at cost less accumulated amortization which is calculated on the straight-line basis over the estimated useful lives of the assets, which is twelve years. Reorganization goodwill represents the portion of the reorganization value that could not be attributed to specific tangible or identified intangible assets. The balance was being amortized over 5 years. Because of the magnitude of the Company's losses since emerging from bankruptcy, the balance of $1,486,823 was written off as of December 31, 1996.

     Excess of cost over net assets of acquired companies represents the goodwill recorded by Helionetics for the purchase of AccuLase that has been "pushed down" to the Company. The balance is being amortized over 5 years.

     ACCRUED WARRANTY COSTS - Estimated warranty costs are provided for at the time of sale of the warranted product. The Company extends warranty coverage for one year from the time of sale.

     USE OF ESTIMATES - The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

     The Company's financial statements are based upon a number of significant estimates, including the allowance for doubtful accounts, obsolescence of inventories, the estimated useful lives selected for property and equipment and intangible assets, realizability of deferred tax assets, due from Parent company, and allowance for warranty costs, penalties and interest for delinquent payroll taxes and penalties for ERISA violations. Due to the uncertainties inherent in the estimation process, it is at least reasonably possible that these estimates will be further revised in the near term and such revisions could be material.

     RESEARCH AND DEVELOPMENT - Research and development costs are charged to operations in the period incurred.

     CONCENTRATIONS OF CREDIT RISK - Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions described below. In accordance with FASB Statement No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, the credit risk amounts shown do not take into account the value of any collateral or security.

     The Company operates primarily in one industry segment and a geographic concentration exists because the Company's customers are generally located in the United States. Financial instruments that subject the Company to credit risk consist principally of accounts receivable.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The estimated fair values for financial instruments under SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes all cash, accounts receivables, accounts payable, long-term debt, and other debt, approximates the carrying value in the financial statements at December 31, 1996.

     INCOME TAXES - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     LOSS PER SHARE - Loss per share for the Successor Company is computed using the weighted average number of common shares outstanding during the period. Common stock equivalents have been excluded from the computation because their effect would be antidilutive. The earnings
     (loss) per share prior to reorganization is not presented as the results are not meaningful due to debt discharge, the issuance of new common stock and fresh start reporting.

     IMPACT OF RECENTLY ISSUED STANDARDS - The FASB recently issued Statement of Financial Accounting Standards 128, "Earnings per Share" and Statement of Financial Accounting Standards 129 "Disclosure of Information About an Entity's Capital Structure." Statement 128 provides a different method of calculating earnings per share than is currently used in accordance with Accounting Principles Board Opinion 15 "Earnings per Share." Statement 128 provides for the calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. Statement 129 establishes standards for disclosing information about an entity's capital structure. Statements 128 and 129 are effective for financial statements issued for periods ending after December 15, 1997. Their implementation is not expected to have a material effect on the consolidated financial statements.

     The FASB has also issued Statement of Financial Accounting Standards 130 "Reporting Comprehensive Income" and Statement of Financial Accounting Standards 131 "Disclosures About Segments of an Enterprise and Related Information." Statement 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, Statement 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that displays with the same prominence as other financial statements. Statement 131 supersedes Statement of Financial Accounting Standards 14 "Financial Reporting for Segments of a Business Enterprise." Statement 131 establishes standards on the way that public companies report financial information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. Statement 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     Statements 130 and 131 are effective for financial statement for period beginning after December 15, 1997 and require comparative information for earlier years to be restated. Because of the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, the standards may have on the future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.


3.   BASIS OF PRESENTATION:

     The consolidated financial statements have been prepared on a going concern basis, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. However, there is doubt about the Company's ability to continue as a going concern because of the magnitude of its losses since emerging from bankruptcy ($5,214,264 and $2,123,814 in the periods ended December 31, 1996 and 1995) resulting in a total stockholders' deficit of $1,806,289 as of December 31, 1996. In addition, the Company is delinquent in remitting federal and state payroll taxes and is in violation of several ERISA provisions. The Company's continued existence is dependent upon its ability to raise substantial capital, to increase sales and to significantly improve operations.

     Management has taken several actions in response to these conditions. In July 1997, AccuLase entered into a Master Technology Agreement with Baxter Healthcare Corporation (See Note 12) under which AccuLase will receive $1,550,000 plus purchase commitments and future royalty payments. In August 1997, the Company authorized the sale of 750,000 shares of common stock in a private placement (See Note 12). As of September 5, 1997, the Company has sold 579,500 shares for $724,375. The Company also has received a commitment from an investment banker for a private placement (See Note 12). The Company has authorized the sale of the assets of Laser Photonics, Inc. and Laser Analytics, Inc. or the closure of its Florida operations. Management believes that these actions will allow the Company to continue as a going concern.

     Accordingly, the consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should the Company be unable to continue as a going concern.


4.   INVENTORIES:

     Inventories are as follows:

                                            DECEMBER 31,      SEPTEMBER 30,
                                    ------------------------- -------------
                                         1995          1996         1997
                                    ------------   ---------- -------------
                                                               (Unaudited)
          Raw materials             $ 1,659,085     1,306,420 $ 1,124,579
          Work-in-process               577,972       456,330     443,927
          Finished goods                 65,807       124,560     108,466
                                    -----------   ----------- -----------
                                      2,302,864     1,887,310   1,676,970
          Allowance for obsolescence (1,477,000)     (996,299)   (842,875)
                                    -----------   ----------- -----------
                                    $   855,864   $   891,011 $   834,097
                                    -----------   ----------- -----------
                                    -----------   ----------- -----------
5.   PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                            DECEMBER 31,      SEPTEMBER 30,
                                    ------------------------- -------------
                                         1995          1996         1997
                                    ------------   ---------- -------------
                                                               (Unaudited)
          Machinery and equipment   $   662,977   $   651,471 $   489,563
          Furniture and fixtures         37,037        32,753      33,989
                                    -----------   ----------- -----------
                                        700,014       684,224     523,552
          Less accumulated
            depreciation               (162,892)     (389,382)   (384,020)
                                    -----------   ----------- -----------
                                    $   537,122   $   294,842 $   139,532
                                    -----------   ----------- -----------
                                    -----------   ----------- -----------

6.   OTHER ACCRUED LIABILITIES:

     Other accrued liabilities consists of the following:

                                            DECEMBER 31,      SEPTEMBER 30,
                                    ------------------------- -------------
                                         1995          1996         1997
                                    ------------   ---------- -------------
                                                               (Unaudited)
          Customer deposits         $    44,925   $   308,408 $   311,011
          Accrued professional fees     169,984       127,842      25,540
          Accrued property taxes         87,617       113,721     124,476
          Other accrued liabilities     375,395       395,820     276,551
                                    -----------   ----------- -----------

                                    $   677,921   $   945,791 $   737,584
                                    -----------   ----------- -----------
                                    -----------   ----------- -----------

7.   NOTES PAYABLE, LONG-TERM DEBT, AND CONVERTIBLE DEBENTURES:

     Notes payable and long-term debt consists of the following:

                                            DECEMBER 31,      SEPTEMBER 30,
                                    ------------------------- -------------
                                         1995          1996         1997
                                    ------------   ---------- -------------
                                                               (Unaudited)
          Notes payable - unsecured
          creditors, interest at
          prime rate, quarterly
          interest only payments
          beginning October 1,
          1995, principal
          due October 1, 1999,
          unsecured.                $   282,559   $   282,559 $   282,559

          Notes payable - unsecured
          creditors, interest at
          prime rate, quarterly
          interest only payments
          beginning October 1,
          1995, principal
          due October 1, 1999,
          unsecured.  Payments past
          due.                          165,298       165,298     165,298


          Note payable - creditor,
          interest 10%, monthly
          interest only payments
          through May 5, 1997,
          thereafter monthly
          interest and principal
          payments of $6,384
          through May 1999,
          unsecured.  Payments past
          due.                          138,368       138,368     111,814

                                            DECEMBER 31,      SEPTEMBER 30,
                                    ------------------------- -------------
                                         1995          1996         1997
                                    ------------   ---------- -------------
                                                               (Unaudited)

          Note payable - U.S.
          Treasury, interest 9%,
          payable in monthly
          principal and interest
          installments of $5,000
          through December 1999,
          unsecured.  Payments past
          due.                          201,978       153,387     123,030


          Notes payable - various
          creditors, interest at 9%,
          payable in various monthly
          principal and interest
          installments through
          July 2000, unsecured.
          Payments past due.             83,223        69,234      57,888


          Note payable - creditor,
          interest at 9%, payable
          in monthly principal and
          interest installments of
          $1,258 through January 2001,
          collateralized by personal
          property of the Company.
          Payments past due.             60,640        50,583      43,361


          Note payable - bank,
          interest at 9.75%, payable
          in monthly principal and
          interest installments of
          $636 through February 1999,
          unsecured.  Payments past
          due.                           21,641        21,641           -



          Note payable - factor,
          interest at 36.5%, due on
          demand, secured by all
          assets of the Company
          (Note 11).                     10,000        76,150           -


          Note payable, due on
          demand with interest at
          the prime rate plus 2%.
          In October 1997, the
          Company purchased this
          note with common stock.
          (See Note 12).                      -             -   2,159,708


          Note payable - other, no
          interest, due on demand,
          unsecured.                          -        16,792           -
                                    -----------   ----------- -----------
                                        963,707       979,012   2,943,658
          Less current maturities       (97,191)     (696,453)   (501,391)
                                    -----------   ----------- -----------
                                    $   866,516   $   282,559 $ 2,442,267
                                    -----------   ----------- -----------
                                    -----------   ----------- -----------

     As a result of the past due payments on some of the notes listed above, the notes are callable at the option of the holder. Therefore, these notes have been classified as current. Aggregate maturities required on long-term debt at December 31, 1996 are due in future years as follows:

          1999                                                  $ 282,559
                                                                ---------
                                                                $ 282,559
                                                                ---------
                                                                ---------

     In July and November 1995, the Company sold an aggregate of $500,000 in six month convertible, secured notes in a private transaction to four offshore corporations. Of the resulting proceeds, $300,000 was retained by the Company, $100,000 was paid to Helionetics in compensation for its corporate guarantee and pledge of collateral, and $100,000 was paid to Helionetics toward the accruing Helionetics debt owed by the Company to Helionetics.

     The notes bear interest at 12% per annum, with principal and interest all due and payable on maturity. The notes are collateralized by the corporate guarantee of Helionetics, the Company's parent, coupled with a pledge of 300,000 shares of Tri-lite, Inc. (a subsidiary of Helionetics) stock and 500,000 shares of the Company's common stock held by Helionetics.

     The notes provide that the holders may convert into an aggregate of 512,500 shares of the common stock of the Company, at a conversion price of $0.96 per share. In January and April 1996, the notes were converted to shares of common stock of the Company.


8.   DUE TO/FROM PARENT COMPANY:

     The amounts financed by Helionetics are due on demand with interest at the prime rate plus 2%. (See Note 12)

     Helionetics is a defendant in class action litigation seeking substantial damages allegedly resulting from the purported violation of Federal securities laws. In the opinion of management of Helionetics, the ultimate outcome of these actions will not have a material impact on the Company's financial statements.

     Subsequent to year end, Helionetics filed a voluntary petition of reorganization with the U.S. Bankruptcy Court in the Central District of California for protection under Chapter 11 of Title 11 of the U.S. Bankruptcy Code. As a result, the Company has written off its $662,775 receivable from Helionetics as of December 31, 1996.


9.   STOCKHOLDERS' EQUITY:

     On January 2, 1996, the Company adopted the 1995 Non-Qualified Option Plan for key employees, officers, directors, and consultants, and provided for up to 500,000 options to be issued thereunder. The option exercise price is not less than 100% of market value on the date granted, 40% of granted options vest immediately and may be exercised immediately; 30% vest and may be exercised beginning 12 months after grant; and the remaining 30% vest and may be exercised beginning 24 months from grant.

     No options may be exercised more than 10 years after grant, options are not transferable (other than at death), and in the event of complete termination "for cause" (other than death or disability) or "voluntary" termination, all "unvested" options automatically terminate.

     In January 1996, the Board approved the grant of options to certain key employees and consultants, to purchase 335,000 shares of common stock. On the date of grant, 110,000 options were vested and the balance will vest over two years. The options were granted with an exercise price of $1.50 per share and are exercisable through January 2006.

     Subsequent to year end, the Board approved the grant of options to certain employees and consultants to purchase 108,500 shares of common stock at an exercise price of $1.00 per share.

     As stated in Note 2, the Company has not adopted the fair value accounting prescribed by FAS 123 for employees. Had compensation cost for stock options issued to employees been determined based on the fair value at grant date for awards in 1996 consistent with the provisions of FAS 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                  DECEMBER 31,  September 30,
                                                       1996         1997
                                                  ----------- -----------


          Net loss                                $(5,502,273)$(2,018,881)
                                                  ----------- -----------
                                                  ----------- -----------
          Net loss per share                      $     (0.98)$     (0.32)
                                                  ----------- -----------
                                                  ----------- -----------

     The fair value of each option is estimated on the date of grant using the present value of the exercise price and is pro-rated based on the percent of time from the grant date to the end of the vesting period. The weighted average fair value of the options on the grant date was $1.08 per share and $0.58 per share for options issued in 1996 and 1997, repectively. The following assumptions were used for grants in 1996 and 1997: risk-free interest rate of 4.9% and 6.2% in 1996 and 1997, respectively; expected lives of two years; dividend yield of 0%; and expected volatility of 148%.

     In February 1996, the Board approved the issuance of 50,000 shares of common stock to the Company's chairman for consulting services rendered, and 98,500 shares of common stock and options to purchase 62,500 shares of common stock to consultants for services rendered. The options were granted with an exercise price of $2.50 per share, are fully vested and are exercisable through February 2001. The accompanying financial statements include accrued expenses of $173,125 as of December 31, 1995, representing the agreed-upon value of the services rendered.

     In October 1996, the Board approved the issuance of 125,000 shares of common stock to the Company's chairman for consulting services rendered and 52,500 shares of common stock to employees and consultants for services rendered. The Company has recognized $266,250 in compensation expense related to these services for the year ended December 31, 1996.

     In conjunction with the issuance of convertible notes payable in 1995, the Company issued transferable five year warrants attached to the notes, for an aggregate of 500,000 shares of the Company's common stock, exercisable at an exercise price of $0.625 per share. Said warrants have antidilution protection, are nonexercisable for the first six months after issuance, and provide that the notes may be tendered in whole or in part in payment of the warrant exercise price. Upon the Company's filing of its Form 10-K, the warrants become callable in whole or in part at the option of the Company at $0.01 per warrant. Such warrants expired in 1995 due to the Company meeting certain filing requirements.

     The noteholders were given a one year "Right of First Refusal" to purchase Company securities sold in reliance of Regulation S or Regulation D under the Securities Act of 1933, or pursuant to an S-8 Registration under the Act, which are proposed to be: (i) issued by the company; or (ii) sold by Helionetics; (including both common stock and any security convertible into common stock). Excluded are 100,000 shares of common stock, any underwritten public offering, any sale to a bona fide strategic party, any stock distribution by Helionetics to its shareholders, any Helionetics/Company intercompany financing, and any issuance under any employee stock option or bonus plans.

     The noteholders were also granted a transferable one year option to purchase 375,000 additional shares of the Company's common stock, exercisable 134,000 shares at $2.25 per share, 134,000 shares at $3.00 per share, and 137,000 shares at $3.75 per share. Shares deliverable upon option exercise are to be provided either by the Company as new issuance shares, or by Helionetics out of the block of shares it holds for investment, at the sole option of Helionetics. During July and August of 1996, 268,000 of these options were exercised. New shares were issued for proceeds of $703,500. The remaining 137,000 options expired during 1996.

     AccuLase has reserved 800,000 shares of its common stock for issuance under a noncompensatory employee stock option plan. Options are exercisable over a period of up to ten years from the date of grant. During 1993 and 1992, 5,000 and 28,500 options were granted at an exercise price of $.10 and $2.80 per share, respectively. At December 31, 1996, all outstanding options are exercisable.


10.  INCOME TAXES:

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                   DECEMBER 31,
                                        ----------------------------------
                                          1994         1995         1996
                                        --------     ---------    --------
     Deferred tax assets (liabilities):
          Accounts receivable,
            principally due to
            allowances for doubtful
            accounts                $    82,000   $    37,000 $    37,000
          Tax credit carryforwards      704,000             -     283,000
          Compensated absences,
            principally due to accrual
            for financial reporting
            purposes                     12,000        12,000       2,000
          Warranty reserve, principally
            due to accrual for
            financial reporting
            purposes                     58,000        35,000      34,000

          Net operating loss
            carryforwards             6,312,000     2,149,000   4,848,000
          Inventory obsolescence
            reserve                     659,000       517,000     372,000
          Depreciation and
            amortization                      -             -      29,000
          Capitalized research and
            development costs                 -             -     309,000
          Other                           1,000             -           -
                                    -----------   ----------- -----------
            Total gross deferred
             tax assets               7,828,000     2,750,000   5,914,000
          Less valuation allowance   (7,828,000)   (2,750,000) (5,914,000)
                                    -----------   ----------- -----------
            Net deferred tax assets $         -   $         - $         -
                                    -----------   ----------- -----------
                                    -----------   ----------- -----------

     At December 31, 1996, Laser Photonics and AccuLase had net operating loss carryforwards of approximately $4,832,000 and $11,478,000, which expire in various years through 2011. These net operating losses are subject to annual limitations imposed by the Internal Revenue Code due to change in control of the Companies.


11.  COMMITMENTS AND CONTINGENCIES:

     LEASES - The Company leases its main facility under a month-to-month operating lease which requires monthly payments of $11,000. Its subsidiary leases its facility under a non-cancelable operating lease which expires during fiscal 2001. Rental expense for these leases amounted to $272,727, $302,800 and $465,076 for the years ended December 31, 1996, 1995 and 1994, respectively. The future annual minimum payments under the non-cancelable lease are as follows:

       YEAR ENDED DECEMBER 31,
       -----------------------
          1997                                       $ 67,000
          1998                                         67,000
          1999                                         67,000
          2000                                         73,000
          2001                                         73,000
                                                     --------
      Minimum lease payments                         $347,000
                                                     --------
                                                     --------


     FACTOR AGREEMENT - In April 1996, the Company entered into an agreement to factor up to $400,000 in accounts receivable, $150,000 minimum per month, at a discount of 1% plus .1% for each day the account is outstanding. The factor also maintains a 24% reserve against the face value of accounts outstanding. The Company may also borrow up to $150,000 in inventory loans which are due on demand at 36.5% interest per annum. Advances and loans are secured by all assets of the Company and are guaranteed by Helionetics.

     As of December 31, 1996, the face amount of receivables sold was $275,833 and the amount of inventory loans outstanding was $76,150 (See Note 7).

     ERISA VIOLATIONS - The Company is in violation of several provisions of the Employee Retirement Income Security Act of 1974 (ERISA) primarily because employee contributions to the Company's 401(k) plan have not been remitted to the plan's trust. As of December 31, 1996, the Company has accrued approximately $50,000 for employee contributions, lost plan investment earnings and penalties which may be assessed by the U.S. Department of Labor.

     DELINQUENT FEDERAL AND STATE PAYROLL TAXES - The Company is delinquent in remitting Federal and state payroll taxes. As of December 31, 1996, the Company has accrued approximately $400,000 for payroll taxes which includes interest and penalties related to the delinquent payments.

     CONTRACT WITH CORNELL UNIVERSITY - The Company has a contract with Cornell University whereby Cornell University will conduct tests using the Company's Excimer Laser. The Company has agreed to pay $45,000 for this testing. The Company had paid $10,000 and accrued an additional $12,500 as of December 31, 1996. The remaining $22,500 plus the $12,500 accrued are due in 1997.


12.  SUBSEQUENT EVENTS:

     In August 1997, the Company's board of directors authorized the sale of 750,000 shares of common stock at $1.25 per share through an investment banker ("the investment banker") pursuant to Regulation D under the Securities Act of 1933. As of September 5, 1997, the Company has sold 579,500 shares of common stock for $724,375.

     Subsequent to year end, the Company's board of directors has approved a bonus for the President of AccuLase in the form of LPI stock options.
     Under the terms of the agreement, upon the completion of a new excimer laser with agreed upon production costs, the President will vest in options to purchase 250,000 shares of common stock at $0.50 per share.

     On August 19, 1997, AccuLase executed a series of Agreements with Baxter Healthcare Corporation ("Baxter"). These Agreements provided among other things for the following:

          1. AccuLase granted to Baxter an exclusive world-wide right and license to manufacture and sell the AccuLase Laser and disposable products associated therewith, for the purposes of treatment of cardiovascular and vascular diseases.

          2.   In exchange Baxter agreed to:

               a. Pay AccuLase $700,000 in cash at closing, agreed to pay AccuLase an additional $250,000 in cash three months after closing, and agreed to pay an additional $600,000 upon delivery of the first two commercial excimer lasers.

               b. To pay AccuLase a royalty equal to 10% of the "End User Price" for each disposable product sold, or if the laser equipment is sold on a per treatment basis, the "imputed" average sale price based on "non" per procedure sales.

               c. To purchase from AccuLase excimer laser systems for cardiovascular and vascular disease.

               d. To fund the total cost of obtaining regulatory approvals world-wide for the use of the AccuLase laser and delivery systems for the treatment of cardiovascular and vascular disease.

               e. To fund all sales and marketing costs related to the cardiovascular and vascular business.

          3. AccuLase agreed to manufacture the excimer laser system to specifications for Baxter. Baxter agreed to pay a fixed price per laser for the first 8 lasers to be manufactured by AccuLase, and thereafter to pay unit prices on a reducing scale of from $75,000 to $45,000 per laser, based upon the annual number of lasers sold to Baxter.

          4. AccuLase agreed for a period of five years not to engage in any business competitive with the laser products for cardiovascular and vascular applications licensed to Baxter.

          5. AccuLase has granted Baxter a security interest in all of its patents to secure performance under the Baxter Agreement. The agreement expires upon the expiration of the last to expire licensed patent, however, Baxter may terminate the agreement at any time.

     On September 23, 1997 Baxter purchased certain patent rights to related patents from a third party for $4,000,000. The Company has received a commitment from the investment banker for a private placement of common stock, proceeds from which will be used to acquire a license to the acquired patent rights from Baxter and to fund the working capital requirements of AccuLase and the Company.

     On September 30, 1997, the investment banker purchased from the Helionetics bankruptcy estate the Company's note payable to Helionetics in the amount of $2,159,708. During October 1997, the investment banker sold this note to the Company for 800,000 shares of the Company's common stock. The effect on the Company's financial statements will be to reduce long-term debt with a corresponding increase in stockholders' equity in the amount of $2,159,708.

                        LASER PHOTONICS, INC. AND SUBSIDIARIES

                          VALUATION AND QUALIFYING ACCOUNTS

SCHEDULE II
                                          ADDITIONS
                              BALANCE AT CHARGED TO                BALANCE AT
                              BEGINNING   COST AND                   END OF
      CLASSIFICATION          OF PERIOD   EXPENSES    DEDUCTIONS     PERIOD
      --------------------    ----------  ---------   ----------   -----------
      For the year ended
        December 31, 1996:



        Accumulated
          amortization -
          Patent costs        $    7,259  $    8,353    $       -  $   15,612
        Accumulated
          amortization -
          Excess of cost over
          net assets of
          acquired companies     303,148     519,682            -     822,830
        Accumulated
          amortization -
          Reorganization
          goodwill               222,600   1,914,425            -   2,137,025
        Allowance for
          doubtful accounts      100,000           -            -     100,000
        Allowance for
          obsolescence         1,477,000           -      480,701     996,299


      For the year ended
        December 31, 1995:



        Accumulated
          amortization -
          Patent costs                 -       7,259            -       7,259
        Accumulated
          amortization - Excess
          of cost over net
          assets of acquired
          companies                    -     303,148            -     303,148
        Accumulated
          amortization -
          Reorganization
          goodwill                     -     222,600            -     222,600
        Allowance for
          doubtful accounts      217,591      23,609      141,200     100,000
        Allowance for
          obsolescence                 -   1,477,000            -   1,477,000


      For the year ended
        December 31, 1994:



        Allowance for
          doubtful accounts       75,650     141,941            -     217,591

    NO DEALER, SALES REPRESENTATIVES, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



          TABLE OF CONTENTS

                                                                    PAGE

Prospectus Summary.............................................
Summary Financial Information..................................
Risk Factors...................................................
Use of Proceeds................................................
Dividend Policy................................................
Price Range of Common Stock....................................
Capitalization.................................................
Management's Discussion and Analysis of Results of Operations
  and Financial Condition......................................
Business.......................................................
Management.....................................................
Compensation of Executive Officers and Directors...............
Certain Relationship and Related Transactions..................
Principal Stockholders.........................................
Description of Securities......................................
Selling Stockholders and Plan of Distribution..................
Shares Eligible for Future Sale................................
Legal Matters..................................................
Experts........................................................
Additional Information.........................................
Financial Statements...........................................



                             LASER PHOTONICS, INC.





                               3,879,500 SHARES





                                 ----------
                                 PROSPECTUS
                                 ----------








                             _______________, 1998

                                PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The Registrant estimates that expenses in connection with the Offering described in this Registration Statement, other than the underwriting discount, will be as follows:

Securities and Exchange Commission Registration Fee ..........      $3,719.68
Accounting Fees and Expenses .................................
Printing Expenses ............................................
Miscellaneous ................................................

Total ........................................................

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  The Company's Certificate of Incorporation generally provides for the maximum indemnification of a corporation's officers and directors as permitted by law in the State of Delaware. Delaware law empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except in the case of an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense. Any indemnification under this section, unless ordered by a court or advanced pursuant to this section, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

  The certificate of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to this section or for the advancement of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

  Further, the Company may enter into agreements of indemnification with its directors to provide for indemnification to the fullest extent permitted under Delaware law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

  1. Conversion of Convertible Debt.

  In 1995, the Company sold an aggregate of $600,000 in six month convertible, secured notes in a private transactions pursuant to exemption from registration under Regulation S promulgated under the Securities Act. The Company also issued to such persons warrants to purchase up to 500,000 shares of Common Stock which expired in 1995 due to the Company's meeting of certain filing requirements. The noteholders were also granted a transferable one year option to purchase 134,000 additional shares at $2.25 per share, 134,000 shares at $3.00 per share, and 137,000 shares at $3.75 per share, to be delivered either by the Company, or by Helionetics at its option. On February 1, 1996, the notes were converted into an aggregate 538,583 shares of Common Stock at a conversion price of $0.96 per share. At the same time, an additional 30,000 shares were issued for payment of past due consulting services valued at $60,000.

  2. Key Man Option Plan.

  On January 2, 1996, the Company adopted the Company's 1995 Non Qualified Option Plan for key employees, officers, directors and consultants, and provided for up to 500,000 options to be issued thereunder.

  On January 2, 1996, a total of 335,000 options were issued at an option exercise price of $1.50 per share to directors and to certain key employees and consultants.

  On July 1, 1997, a total of 108,500 options were issued at an option price of $1.00 per share to certain key officers, directors, employees and consultants.

  3. Issuance of Shares to Former Affiliates.

  On February 14, 1996, the Company issued privately, 25,000 shares of the Company's Common Stock to Susan E. Barnes. Ms. Barnes is the wife of Bernard
B. Katz, (the former Director and Chairman of the Board of the Company and Helionetics, Inc.), and is a principal stockholder of Helionetics. The shares were issued to Ms. Barnes in consideration for her personal guaranty of $81,000 in lease obligations associated with the Company's Andover facility lease. On October 16, 1996, an additional 100,000 shares of Common Stock were privately issued to Susan E. Barnes in connection with her further personal guaranty of the Andover lease and lease extension, after the lease went into default and the landlord was threatening immediate eviction. This second personal guaranty was secured by a pledge of 391,360 shares of her personally owned Helionetics, Inc. common stock. On February 14, 1996, the Company agreed to issue to Susan E. Barnes, 50,000 shares of Common Stock for services she arranged to provide in connection with raising $1.5 million to finance the Company's emergence from the Bankruptcy Proceeding, at a value of $1.00 per share.

  4. Issuance of Shares to Key Employees and Consultants

  During fiscal 1996, the Company issued 52,500 shares in exempt transactions to key employees and consultants for services rendered. The Company recognized aggregate consideration of $78,750 on its books and records in the form of services rendered, in exchange for an issuance of these shares. Included were issuances to certain current and former officers and directors for services rendered as follows: (i) Steven Qualls (10,000 shares), (ii) Chaim Markheim (5,000 shares), and (iii) Maxwell Malone (5,000 shares).

  5. Certain Issuances of Securities

  a. During the second quarter of fiscal 1997, a total of 75,000 shares of Common Stock were privately issued to key employees and outside consultants to the Company for services rendered. In addition, options to acquire 250,000 shares of Common Stock at an exercise price of $0.50 per share and having a five year term, were issued, contingent upon certain performance contingencies in the future, to Raymond Hartman.

  b. In September and October 1997, the Company privately sold a total of 679,500 restricted shares of Common Stock in a private placement to certain accredited investors at a price of $1.25 per share. These funds were used in part to pay outside auditors in order to complete the Company's audit, to make a partial payment on delinquent Federal and State taxes outstanding, and to make payments on other outstanding bills.

  c. In September of 1997, Pennsylvania Merchant Group, Ltd. ("PMG"), purchased from Helionetics, with approval of the Federal Bankruptcy Court in the pending Helionetics Chapter 11 Bankruptcy proceeding, all AccuLase debt owed by AccuLase to Helionetics, for a purchase price of $1,000,000.

  In October, 1997, the Company purchased the debt owing by AccuLase, in the amount of $2,159,708 from PMG in consideration of 800,000 shares of Common Stock.

  d. On October 9, 1997, in satisfaction of all compensation owed by the Company to K.B. Equities, Inc. for the consulting services provided through K.B. Equities, Inc. and rendered by Bernard B. Katz to the Company in 1997, the Board of Directors granted options to acquire 100,000 shares of Common Stock to K.B. Equities, Inc., at an exercise price of $0.75 per share, and having a term of seven years. K.B. Equities, Inc. is owned 100% by Susan Barnes, the wife of Bernard Katz. Mr. Katz resigned from the Board of Directors of the Company on October 9, 1997. The Board does not anticipate utilizing the consulting services through K.B. Equities, Inc. in the future.

  e. In November, 1997, the Company issued 1,500,000 shares of Common Stock and 750,001 Warrants in a private placement to certain accredited investors resulting in gross proceeds of $6,000,000 to the Company. The Company also issued 150,000 Warrants and paid a commission of $480,000 to PMG as a placement agent fee.

  Except as otherwise provided above, the Company believes each of the foregoing issuances of securities was made to accredited investors in transactions exempt from registration under Section 4(2) of the Securities Act.

ITEM 16

EXHIBITS.

3.1     Certificate of Incorporation(1)
3.2     Bylaws(1)
4.1     Specimen Common Stock Certificate*
5.1     Opinion of Matthias & Berg LLP(1)
10.1    Lease Agreement (Andover, Massachusetts)(1)
10.2    Lease Agreement (Orlando, Florida)(1)
10.3    Lease Agreement (San Diego, California)(2)
10.4    Patent License Agreement between the Company and Patlex Corporation(1)
10.5    Agreements between the Company and Baxter Healthcare Corporation(3)
22.1    List of subsidiaries of the Company*
24.1    Consent of Hein + Associates LLP*
24.2    Consent of Corbin + Wertz*
24.3    Consent of Matthias & Berg LLP (included in Exhibit 5.1)*
25.1    Power of Attorney (included on signature page)
27      Financial Data Schedules
99.1    Registrant's Third Amended Plan of Reorganization(1)
99.2 Order Confirming Registrant's Third Amended Plan of Reorganization, as modified(1)
99.3 Letter of March 22, 1995 from Coopers & Lybrand, directed to Laser Photonics, Inc.(1)
_____________________________

 *      To be filed by amendment.

    1. Filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

    2. Filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

    3. Incorporated by reference as part of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and subject to a currently pending request for Confidential Treatment with the Commission.

ITEM 17.   UNDERTAKINGS.

  The undersigned Registrant hereby undertakes it will:

  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

     (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the Offering.

  In addition, the undersigned Registrant hereby undertakes:

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

  For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       SIGNATURES AND POWERS OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California on January 26, 1998.

                                              LASER PHOTONICS, INC.



                                              By: /s/ RAYMOND A. HARTMAN
                                                  ---------------------------
                                                   Raymond A. Hartman,
                                                   Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chaim Markheim and Raymond A. Hartman, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


  SIGNATURE                    CAPACITY IN WHICH SIGNED             DATE



/s/ RAYMOND A. HARTMAN         President and Chief            January 26, 1998
----------------------         Executive Officer
Raymond A. Hartman


/s/ CHAIM MARKHEIM             Director, Chief Operating      January 26, 1998
----------------------         Officer and Chief Financial
Chaim Markheim                 Officer (Principal Financial
                               Officer and Principal
                               Accounting Officer)


/s/ STEVEN QUALLS              Director                       January 26, 1998
-----------------------
Steven Qualls


/s/ ALAN R. NOVAK              Director                       January 26, 1998
------------------------
Alan R. Novak